Exhibit 10.26

1508 WEST BROADWAY

OFFICE

LEASE

Between:

BTC PROPERTIES II LTD.

as Landlord

and-

INTERNATIONAL VISION DIRECT LTD.

as Tenant

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1508 West Broadway

Office Lease

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SCHEDULES AND APPENDICES:

Schedule “A” Legal Description of the Lands
Schedule “B” Plan of the Office Component of the Project
Schedule “C” Construction of the Leased Premises
Schedule “D” Rules and Regulations

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THIS LEASE is dated the 1st day of May, 2003.

BETWEEN:

BTC PROPERTIES II LTD.

a body corporate, having its head office at

Suite 1800, Four Bentall Centre,

1055 Dunsmuir Street, in the City of Vancouver,

in the Province of British Columbia.

(the “Landlord”)

OF THE FIRST PART

AND:

INTERNATIONAL VISION DIRECT LTD.,

a body corporate, having a business office at Suite 410,

1508 West Broadway, Vancouver, British Columbia V6J 1W8

(the “Tenant”)

OF THE SECOND PART

WHEREAS the Landlord has constructed an office and retail complex (the “Project”) upon certain lands and premises (the “Lands”) owned by The Board of School Trustees of School District No. 39 (Vancouver) (the “Head Landlord”) as more particularly described in Schedule “A” pursuant to a ground lease (the “Head Lease”) granted to the Landlord by the Head Landlord;

AND WHEREAS the Landlord has agreed to lease to the Tenant, and the Tenant has agreed to lease from the Landlord, certain premises located within the Office Component of the Project (the “Leased Premises”) on the terms and conditions set forth in this Lease;

NOW THEREFORE THIS AGREEMENT WITNESSES:

ARTICLE I

Special Provisions and Definitions

Section 1.00 Special Provisions

The following are certain special provisions, which are a part of, and are referred to in subsequent provisions of this Lease. Any conflict or inconsistency between these provisions and the provisions contained elsewhere in this Lease shall be resolved in favour of such other provisions:

(a)	Project:	1508 West Broadway, Vancouver, B.C. (Section 1.32);

(b)	Leased Premises:	Suite No. 410, containing a certified Rentable Area (as herein defined) of approximately 4,128 square feet (383.49 square metres) and shown in the approximate location outlined in red on the plan attached as Schedule “B”; (Section 2.01);

(c)	Commencement Date:	October 1, 2003 (Section 2.03);

(d)	Term of Lease:	Five (5) years commencing on the Commencement Date and ending September 30, 2008 (Section 2.03);

(e)	Minimum Rental:	$78,432.00 per annum, $6,536.00 per month, based upon an annual rate of $19.00 per square foot of the Rentable Area of the Leased Premises (Section 3.02);

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(f)	Permitted Use of the Premises:	The Leased Premises shall be used solely for: commercial offices (Section 7.01);

(g)	Address of Tenant:	Suite 410 – 1508 West Broadway Vancouver, British Columbia V6J 1W8 (Section 15.11);

(h)	Indemnifier:	Not Applicable (Appendix “A”);

(i)	Fixturing Period:	Five (5) calendar months commencing May 1, 2003 and ending on September 30, 2003. The Fixturing Period is Rent free to the Tenant (Section 1.09);

(j)	Security Deposit:	$13,987.04 (Section 14.10).

Definitions:

The parties hereto agree that when used in this Lease and in the Schedules and Appendices to this Lease, the following words or expressions have the meaning hereinafter set forth.

Section 1.01 “Additional Rental” means any and all sums of money or charges required to be paid by the Tenant under this Lease (except Minimum Rental), whether or not the same are designated “Additional Rental” or whether or not the same are payable to the Landlord or otherwise, and all such sums are payable in lawful money of Canada without, except as otherwise specifically provided in this Lease, any deduction, abatement, set-off or compensation whatsoever. Additional Rental is due and payable with the next monthly instalment of Minimum Rental unless otherwise provided, but in any event is not payable as part of Minimum Rental. Additional Rental may be estimated by the Landlord from time to time and such estimated amount is payable in monthly instalments in advance with annual adjustments and all Additional Rental is deemed to be accruing due on a day-to-day basis, and if for any reason it becomes necessary to calculate Additional Rental for irregular periods of less than one year, an appropriate pro-rata adjustment shall be made on a daily basis in order to compute Additional Rental for such irregular period.

Section 1.02 “Building” means all buildings, structures, improvements and facilities from time to time located upon the Lands, and includes the Office Component, the Retail Component and the Parkade.

Section 1.03 “Business Days” means Monday to Friday, inclusive, and Saturday from 8:00 am to 1:00 pm, save and except any such days that shall be declared a holiday of general observance in the City of Vancouver.

Section 1.04 “Common Areas” means

(a)	those areas of the Project which, from time to time, are not designated or intended by the Landlord to be leased to Tenants of the Project; and

(b)	those areas which serve or are for the benefit of the Project and which are designated from time to time by the Landlord as part of the Common Areas. Common Areas include, without limitation, all areas which are provided or designated (and which may be changed from time to time) by the Landlord for the use or benefit of the tenants, their employees, customers and other invitees in common with others entitled to the use or benefit thereof in the manner for the purposes permitted by this Lease.

Without limiting the generality of the foregoing, Common Areas include the roof, exterior wall assemblies including weather walls, exterior and interior structural elements and bearing walls in the structures and improvements comprising the Project; all vestibules for and entrances and exits to the Parkade and all structural elements thereof, driveways, truckways, delivery passages; package pick-up stations, loading docks and related areas; pedestrian sidewalks, bicycle storage, landscaped and planted areas; all enclosed malls, courts and arcades; lobbies; public seating and service areas; corridors; equipment, furniture, furnishings and fixtures; first aid stations, any auditoria, conference rooms, amenity rooms and areas, nurseries, child care play areas and related kitchen and storage facilities, stairways; tenant common and public washrooms (including showers); mail, storage, service and janitor rooms and galleries, general signs and columns.

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Section 1.05 “Common Facilities” means those facilities, utilities, improvements, equipment and installations which serve or are for the benefit of the Project and which are provided or designated (and which may be changed from time to time) by the Landlord for the use or benefit of the tenants of the Project, their employees, customers and other invitees in common with others entitled to the use or benefit thereof in the manner and for the purposes permitted by this Lease.

Without limiting the generality of the foregoing, Common Facilities include music and public address systems, electrical, plumbing, drainage, mechanical and all other installations, equipment or services located in the Project or related thereto as well as the structures housing the same; the heating, ventilating and air-conditioning equipment, facilities and systems; escalators, ramps, moving sidewalks and elevators (passenger, freight and service) and other transportation equipment and systems; telephone, meter, valve, mechanical, fire prevention, security and communications systems.

Section 1.06 “Corporation Capital Tax” shall mean the applicable amount (as described below) of any tax or taxes levied against the Landlord and owners of the Building by any governmental authority having jurisdiction based upon or computed by reference to the paid-up capital or place of business of the Landlord and the owners of the Building as determined for the purposes of such tax or taxes; and for the purpose of this provision the phrase “applicable amount” of such tax or taxes means the amount of tax that would be payable from time to time under any statute of Canada and any statute of the province in which the Building is located which imposes tax in respect of the capital of corporations, calculated as if the Building were the only property of the Landlord and the owners of the Building.

Section 1.07 “Engineer” means the engineer from time to time named by the Landlord. The decision of the Engineer whenever required hereunder and any certificate related thereto shall be final and binding on the parties hereto.

Section 1.08 “Environmental Laws, Orders and Regulations” means all applicable federal, provincial, municipal or local laws, bylaws, statutes or ordinances, including without limitation the Environmental Protection Act (Canada), the Waste Management Act (British Columbia) and other applicable laws relating to the environment, occupational safety, product liability and transportation from time to time in force, all applicable orders, decisions or the like rendered by any ministry, department or administrative or regulatory agency in respect thereof from time to time in force, and all rules, regulations or the like promulgated under or pursuant thereto from time to time in force.

Section 1.09 “Fixturing Period” means the number of days specified in Section 1.00(i) and described in Schedule “C”.

Section 1.10 “Hazardous Substance” means any substance that is or is declared to be hazardous, dangerous or toxic under any Environmental Laws, Orders or Regulations now or hereafter enacted or promulgated by any governmental authority having jurisdiction over the Landlord, the Tenant or the Project, including any part thereof.

Section 1.11 “Head Landlord” means The Board of School Trustees of School District No. 39 (Vancouver).

Section 1.12 “Head Lease” means the ground lease of the Lands described in Schedule “A” registered under BL306001 as the same may from time to time be amended.

Section 1.13 “Indemnifier” means the Person who has executed or agreed to execute the Indemnity Agreement which is attached to the Lease as Appendix “A”, if applicable.

Section 1.14 “Insurable Hazards” means fire and such other perils for which insurance is reasonably and readily available and which in the opinion of the Landlord should be protected against by insurance.

Section 1.15 “Land Surveyor” means the accredited land surveyor from time to time named by the Landlord. The decision of the Land Surveyor whenever required hereunder and any certificate related thereto shall be final and binding on the parties hereto, except to the extent shown to be in material error or not in accordance with the standards of the profession.

Section 1.16 “Landlord” means the party of the First Part. Wherever the word “Landlord” is used in this Lease, it is deemed to have the same meaning as “lessor”, and includes the Landlord and its duly authorized representatives.

Section 1.17 “Lands” means a leasehold estate in those lands and premises legally described in Schedule “A” hereto.

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Section 1.18 “Lease” means this lease including all schedules and appendices attached hereto and any amendments made hereto from time to time as herein provided for.

Section 1.19 “Lease Year” means a period of twelve (12) consecutive calendar months provided that the first Lease Year shall commence on the Commencement Date of the Term and end on the last day of the month of December next following.

After the first Lease Year, each Lease Year shall consist of consecutive periods of twelve (12) calendar months, but the last Lease Year of the Term shall terminate on the expiration or earlier termination of this Lease, as the case may be.

Despite the foregoing, if the Landlord considers it necessary or convenient for the Landlord’s purposes, the Landlord may at any time and from time to time, by written notice to the Tenant, specify an annual date from which each subsequent Lease Year is to commence, and in such event, the then current Lease Year shall terminate on the day immediately preceding the commencement of such new Lease Year.

Section 1.20 “Leased Premises” means the premises leased to the Tenant as referred to and described in Section 1.00(b) and Section 2.01 hereof. The Landlord may make minor variations in the form or siting of the Leased Premises and such minor variations shall not render this Lease void or voidable, anything herein contained and any rule of law or equity to the contrary notwithstanding.

Section 1.21 “Minimum Rental” means the annual rent specified in Section 1.00(e) and payable by the Tenant pursuant to and in the manner set out in Section 3.02 hereof.

Section 1.22 “Mortgage” means any mortgagee or hypothecary creditor (including any trustee for bondholders) of the Landlord’s interest in the Head Lease or the Project or any part or parts thereof.

Section 1.23 “Municipal Taxes” means the aggregate of all taxes, including all real property taxes, duties and assessments (including local improvement taxes, machinery taxes and water rates but excluding Tenant’s Taxes), impost charges or levies, whether general or special, that are levied, rated, charged or assessed against the Project or any part thereof from time to time (including, without limitation, the Common Areas and Common Facilities) by any lawful taxing authority, whether federal, provincial, municipal, school or otherwise, and any taxes or other amounts which are imposed or payable in lieu of, or in addition to, any such taxes whether of the foregoing character of not or whether in existence at the Commencement Date or not, and any taxes levied or assessed against the Landlord on account of its ownership of the Project or its interest therein, and shall without limitation include any amounts characterized or deemed to be Municipal Taxes pursuant to Section 4.01 hereof and any legal fees, appraisers’ fees or other reasonable costs incurred by the Landlord in respect of the final determination of the Municipal Taxes.

Section 1.24 “Office Component” means that portion of the Building designated or intended from time to time to be used and occupied by tenants as business offices and includes that portion of the Common Areas and Common Facilities located therein or expressly serving such tenants.

Section 1.25 “Office Hours” means, during Business Days, the hours of 8:00 am to 6:00 pm, Monday through Friday, and the hours of 8:00 am to 1:00 pm Saturdays, together with such other hours as may be determined by the Landlord from time to time acting reasonably.

Section 1.26 “Operating Expenses” shall mean and include all expenses actually incurred and ordinarily chargeable against income in connection with the operation, maintenance, administration, management, repair and replacement of the Building and any improvements on the Lands connecting the Building with the public streets or other adjoining connected retail premises, office buildings or other public facilities (whether within the Project or otherwise) and without restricting the generality of the foregoing shall include without duplication:

(a)	the total annual net costs and expenses of insuring lands, buildings, improvements and equipment and other property in or forming part of the Project (including without limitation the Building) in such manner and form and with such companies and with such coverage and deductibles and in such amounts as the Landlord may from time to time determine;

(b)	water rates, special taxes and licences (other than Municipal Taxes or Tenant’s Taxes as herein defined or taxes on income or profits) from time to time payable by the Landlord with respect to the Project, including without limitation all Corporation Capital Tax;

(c)	the Park Costs;

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(d)	salaries and wages (including employee benefits, worker’s compensation, pension plan contributions, fringe benefits, severance pay, termination payments and similar payments and contributions) paid or payable to all personnel, including supervisory personnel and managers, and all costs of obtaining such personnel, to the extent that such costs or salaries or a proportion thereof relate directly to the operation or maintenance of the Project and further including the cost of building and cleaning supplies, employee uniforms and dry cleaning expenses related to such personnel or employees, together with the costs of independent service contracts incurred in the cleaning, maintenance and operation of the Building including without limitation policing, security, supervision, traffic control, janitorial, window cleaning, waste collection, recycling, snow removal and gardening services;

(e)	lighting, electricity, public utilities, loudspeakers, public address and musical broadcasting systems, telephone answering service facilities and systems and information facilities and systems used in or serving the Project or any portions thereof, including the cost of any electricity, fuel, water, telephone, steam, gas, sewage disposal, heating, ventilating, air-conditioning or other utilities and services and the cost of replacing Building standard electric light fixtures, ballasts, tubes, starters, lamps, light bulbs and controls;

(f)	the cost and charges of the rental and any contract for the rental of any equipment and signs used by the Landlord in the operation or maintenance of the Project;

(g)	all repairs and replacements to and maintenance and operation of the Project and the systems, facilities and equipment serving the Project, save for the cost of repairing or replacing any inherent structural defects or weaknesses;

(h)	amortization as determined by the Landlord in accordance with accounting principles generally accepted in the Province of British Columbia of:

(i)	the costs and expenses, including repair and replacement, incurred in or attributable to the repairing or replacing of all fixtures, equipment and facilities serving or comprising the Common Areas and Common Facilities unless they are, in accordance with generally accepted accounting principles, charged fully in the year in which they are incurred; and

(ii)	in any given period a portion of the capital cost of and installation cost of any machinery, equipment or devices installed in, or utilized in connection with, the Building for the purpose of saving energy or effecting other savings in the Operating Expenses thereafter, whether installed in the Building in the first instance as part of its original design, or thereafter, which portion shall be determined by the Landlord amortizing the costs over the reasonable expected life of the same determined by the Landlord;

(i)	interest calculated at two (2) percentage points above the average prime commercial lending rate of the Landlord’s bank (which shall be a Canadian chartered bank) existing at the end of each calendar month and calculated on an annual basis upon the unamortized portion of the costs referred to in (h), above;

(j)	accounting and systems costs and audit fees related to the operation and maintenance of the Project;

(k)	the fair market rental value (having regard to rent being charged for similar space including Additional Rental as defined herein) of premises used by the Landlord or its property manager, acting reasonably, in respect of the operation, maintenance, administration or management of the Project; and

(l)	actual management fees and/or management agent fees, together with the administrative charges of a management company, if any, for the Project or any part of it, provided that if the Landlord chooses to manage the Project itself, the Landlord shall be entitled to charge a management fee in an amount which would be charged by a first-class real estate management company for management of an office/retail complex similar to the Project);

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provided that Operating Expenses shall not include:

(m)	amortization save as expressly set out above;

(n)	amounts charged to interest on debt or capital retirement of debt;

(o)	initial capital costs of constructing the Building;

(p)	debt service costs;

(q)	any taxes on the income or profits (other than on rents) of the Landlord to the extent that the same are not imposed in lieu of Municipal Taxes;

(r)	costs incurred by the Landlord in leasing the Building, including commissions, legal costs, advertising costs and tenant inducement payments and other related expenses;

(s)	cost of any replacement, modification, construction, redevelopment, improvement or addition to the Building’s structure and structural components, including the roof, as well as exterior windows and the utility lines and connections to the Leased Premises, except for regular maintenance;

(t)	costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering space for other tenants or other occupants or vacant space in the Project;

(u)	repair and replacement resulting from inferior or deficient workmanship, materials, or equipment in the initial construction of the Building or for which the Landlord is reimbursed by insurers;

(v)	the cost of any services provided to the Tenant or other occupants of the Building for which the Landlord is entitled to be reimbursed under separate agreement;

(w)	any bad debt loss, rent loss, or reserves for bad debt or rent loss of the Landlord in respect of other tenant’s payments;

(x)	all cost associated with the formation, operation and maintenance of the business or legal entity which constitutes the Landlord, as the same are distinguished from the costs of Building operations;

(y)	salaries of service personnel to the extent that such service personnel perform services not in connection with the management, operation, repair or maintenance of the Building;

(z)	penalties, incurred by the Landlord as a result of its failure to pay on a timely basis any amount for which the Landlord is responsible (unless such non-payment by the Landlord results from the default or non-payment by the Tenant hereunder);

(aa)	any amounts paid as ground rental by the Landlord;

(bb)	capital expenditures to comply with applicable laws including costs arising from the presence of hazardous materials or substances in or about the Building, or the site upon which the Building is situated except to the extent caused by any act or omission of the Tenant;

(cc)	costs incurred by the Landlord due to the violation of the Landlord or any other tenants of the terms and conditions of any lease space in the Building or the Project;

(dd)	costs of a capital nature as determined in accordance with generally accepted accounting principles unless required under normal repair, replacement or maintenance of the Building as described above;

(ee)	all items and services for which the Tenant or any other tenant in the Building reimburses the Landlord for which the Landlord provides selectively to one or more tenants (other than the Tenant) without reimbursement;

(ff)	costs arising from the Landlord’s political or charitable contributions;

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(gg)	costs for which the Landlord has been compensated by management fee, including property manager and property management office and all expenses relating thereto save as expressly set out above; or

(hh)	all fines, suits, claims, costs and expenses of any kind or nature for which the Landlord is, or may become liable, by reason of any negligent or willful act or omission or failure to act on the part of the Landlord, or those for whom the Landlord is in law responsible or by reason of any breach or violation or non-performance by the Landlord of any covenant contained is this Lease.

and further provided that there shall be credited against Operating Expenses all net proceeds from policies of insurance, warranties or guarantees to the extent (but only to the extent) that such proceeds reimburse the Landlord for costs of repair and replacement which have previously been included in the calculation of Operating Expenses.

If any facilities, services, systems or utilities:

(1)	for the operation, maintenance, administration, management, repair or replacement of the Project are provided from another building or buildings owned or operated by the Landlord or its agent; or

(2)	for the operation, maintenance, administration, management, repair or replacement of another building or buildings owned or operated by the Landlord or its agent are provided from the Project,

the costs, charges and expenses therefor shall for the purpose of calculation of Operating Expenses be allocated by the Landlord between the Project and the other building or buildings on a reasonable basis.

In computing Operating Expenses for any fiscal period, if less than 100% of the Rentable Area of the Building is occupied by tenants during that period, the amount of Operating Expenses will be deemed to be increased to an amount equal to the like Operating Expenses which normally would be expected by the Landlord to have been incurred had such occupancy been 100% of the Rentable Area of the Building during that period.

Section 1.27 “Parkade” means the three level subgrade parking structure situated upon the Lands.

Section 1.28 “Park Costs” means those costs and expenses payable by the Landlord to the Head Landlord pursuant to the provisions of the Head Lease related to the maintenance, repair, improvement and keeping clean of the landscaped park area located on Parcel Identifier: 023-804-301, Block 350, Lot 4, District Lot 526, Group 1, New Westminster District, Plan LMP33768.

Section 1.29 “Particular Proportionate Share” means a fraction which has as its numerator the Rentable Area of the Leased Premises and as its denominator the Rentable Area of the Office Component.

Section 1.30 “Person” if the context allows, includes any person, firm, partnership or corporation, or any group of persons, firms, partnerships or corporations or any combination thereof.

Section 1.31 “Project” means the Lands and the Building.

Section 1.32 “Proportionate Share” means a fraction which has as its numerator the Rentable Area of the Leased Premises, and as its denominator, the Rentable Area of the Project.

Section 1.33 “Rent” means all Minimum Rental and Additional Rental payable pursuant to this Lease.

Section 1.34 “Rentable Area” means with respect to the Leased Premises or any other leasable premises within the Building the “Rentable Area” as defined in the Standard Method For Measuring Floor Areas In Office Buildings as approved June 7, 1996 by the American National Standards Institute, Inc. (ANSI/BOMA Z65.1-1996) as the same may be amended or substituted for from time to time, as certified by the Engineer or Land Surveyor. Rentable Area of the Building or any portion or portions thereof (including without limitation the Retail Component and the Office Component) shall be the aggregate of the Rentable Area of all leasable premises within such portion or portions calculated as aforesaid.

Section 1.35 “Retail Component” means that portion of the Building designated or intended from time to time to be used and occupied by businesses which sell or lease goods or services to the public, and, in addition to retail stores includes, without limitation, chartered banks, trust companies, finance companies, governmental agencies and public institutions (other than offices of such), launderers, laundromats, drycleaners, restaurants and take-out food

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establishments and bowling lanes and other recreational sports and health facilities and includes that portion of the Common Areas and Common Facilities located therein or expressly serving such businesses.

Section 1.36 “Rules and Regulations” means the rules and regulations adopted and promulgated by the Landlord from time to time, acting reasonably, and in such manner as would a prudent landlord of reasonably similar commercial development. The Rules and Regulations existing at the Commencement Date are those set out in Schedule “D”.

Section 1.37 “Tenant” means the party of the Second Part and is deemed to include the word “lessee” and to mean each and every Person mentioned as Tenant in this Lease, whether one or more. If there is more than one Person as Tenant, any notice required or permitted by this Lease may be given by or to any one of them. Any reference to “Tenant” includes, where the context allows the servants, employees, agents, invitees and licensees of the Tenant and all others over whom the Tenant may reasonably be expected to exercise control.

Section 1.38 “Tenant’s Taxes” means those amounts payable by the Tenant as set out in Section 4.02 hereof.

Section 1.39 “Term” means the period of time referred to in Section 1.00(d) and described in Section 2.03 hereof.

ARTICLE II

Grant and Term

Section 2.01 Leased Premises

In consideration of the rents, covenants and agreements herein contained on the part of the Tenant to be paid, observed and performed, the Landlord leases to the Tenant, and the Tenant leases from the Landlord the Leased Premises, now or hereafter to be erected as part of the Project. The Rentable Area of the Leased Premises shall be measured or calculated by the Land Surveyor or Engineer and shall be certified by him in accordance with Section 1.34. It is acknowledged and agreed that the Common Areas and Common Facilities (including, without limitation, those columns and walls which form part of the Common Areas and Common Facilities) which are within the space enclosed by the boundaries of the Leased Premises do not form part of the Leased Premises notwithstanding the fact that the area occupied thereby will be taken in account for the purpose of determining the Rentable Area of the Leased Premises.

Section 2.02 Use of Additional Areas

The use and occupation by the Tenant of the Leased Premises includes the non-exclusive and non-transferable right or license to use the Common Areas and Common Facilities in common with others entitled thereto, and for the purposes for which they are intended and during such hours as the Project may be open for business, as determined by the Landlord from time to time, subject in each case to this Lease and to the Rules and Regulations.

Section 2.03 Commencement and Ending Date of Term

The Tenant shall have and hold the Leased Premises for and during the Term which shall be, unless sooner terminated pursuant to the other provisions of this Lease, the period of time set out in Section 1.00(d), beginning on the Commencement Date set out in Section 1.00(c).

If the Leased Premises are not ready for occupancy on the Commencement Date, then the Tenant shall take possession of the Leased Premises as soon as the same are ready for occupancy as determined by the Landlord’s Engineer, and this Lease shall not be void or voidable nor shall the Landlord be liable for any loss or damage resulting from the delay in the Tenant obtaining possession, and in such event the Commencement Date shall be deemed to be the first day of the month next following the month in which the Leased Premises are ready for occupancy subject to the Tenant paying to the Landlord Rent at the rate herein provided for such time as the Tenant may occupy the Leased Premises before the Commencement Date and otherwise subject to the terms of the Lease.

Section 2.04 Certificate

Where reasonably possible prior to the Commencement Date or within a reasonable period thereafter, the Land Surveyor or Engineer may, unless previously certified, (and shall, if requested by the Tenant), provide a certificate as to the Rentable Area of the Leased Premises measured in accordance with the provisions of Section 1.34 and such certificate shall form part of this Lease.

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Section 2.05 Relocation

At any time after the entering into of this Lease, the Landlord may substitute for the Leased Premises, other premises in the Office Component (the “New Premises”), in which event the New Premises shall be deemed to be the Leased Premises for all purposes under this Lease, provided that the New Premises shall be similar to the Leased Premises in area and configuration and that the substitution shall be made in order to lease the Leased Premises to a tenant of the Office Component who then occupies, or as a result of such substitution will occupy, all or a substantial part of the floor of the Building on which the Leased Premises are located. If the Tenant, or any permitted assignee or sublessee is then occupying the Leased Premises, the Landlord shall pay the actual and reasonable expenses associated with such relocation, including without limitation, the expenses of physically moving the Tenant, its property and equipment to the New Premises. The Landlord shall give the Tenant not less than 30 days’ prior written notice of such substitution, and the Landlord, at its expense, shall improve the New Premises with improvements substantially similar to those in the Leased Premises at the time of such substitution, if the Leased Premises are then improved.

ARTICLE III

Rent

Section 3.01 Covenant to Pay

The Tenant shall pay Minimum Rental and Additional Rental as herein provided.

Section 3.02 Minimum Rental

The Tenant shall pay from and after the Commencement Date to the Landlord at the office of the Landlord, or at such other place designated by the Landlord, in lawful money of Canada, without prior demand therefor and without any deduction, abatement, set-off, counterclaim or compensation whatsoever, except as otherwise specifically provided in this Lease, the Minimum Rental specified in Section 1.00(e), payable in equal consecutive monthly instalments in the amount set forth in that Section, each in advance on the first day of each calendar month of each Lease Year. When the Rentable Area of the Leased Premises is certified by the Land Surveyor or Engineer, the Minimum Rental shall, if necessary, be adjusted accordingly.

If the Commencement Date is on a day other than the first day of a calendar month, then the Tenant shall pay, upon the Commencement Date, a portion of the Minimum Rental pro-rated on a per diem basis from the Commencement Date to the end of the month in which the Commencement Date occurs, based upon a period of three hundred and sixty-five (365) days.

The Tenant hereby authorizes the Landlord to withdraw monthly payments of Rent from the Tenant’s account by way of direct withdrawals, as may be arranged from time to time between financial institutions administering the Tenant’s and the Landlord’s accounts. The Tenant further covenants and agrees to execute and deliver to the Landlord any and all further documentation, account information, cancelled cheques or otherwise which may be reasonably requested by the Landlord in order to assist the Landlord in the administration of a pre-authorized payment procedure for monies owing or accruing due as Rent under this Lease. Notwithstanding the foregoing, the Tenant shall, if required by the Landlord, deliver to the Landlord at the beginning of each Lease Year throughout the Term, a series of monthly postdated cheques for such Lease Year for the aggregate of the monthly payments of Minimum Rental and of any payments of Additional Rental estimated by the Landlord in advance and any payments required by this Lease to be paid monthly in advance.

Section 3.03 Additional Rental

In addition to the Minimum Rental payable as aforesaid, the Tenant shall pay to the Landlord or such other Person as the same may be payable to in the manner and at the times more particularly set out hereinafter in this Lease all other amounts payable hereunder, and, without limitation, the Tenant shall pay to the Landlord the following:

(a)	the Tenant’s Proportionate Share of Operating Expenses including without limitation, charges for heating, ventilating and air-conditioning the Common Areas and Common Facilities; and

(b)	the Tenant’s Particular Proportionate Share of Municipal Taxes.

The items aforesaid in this Section 3.03 are hereinafter sometimes referred to as “Additional Rental”.

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Section 3.04 Rent Past Due

If the Tenant fails to pay, when the same is due and payable, any Minimum Rental, Additional Rental or other amount payable by the Tenant under this Lease, such unpaid amounts shall bear interest at an annual rate which, as determined by the Landlord, will be up to five (5) percentage points above the prime bank commercial interest lending rate charged at such time by the Landlord’s chartered bank pro-rated from the due date thereof to the date of payment, subject to monthly compounding.

Section 3.05 Payment for Additional Services

The cost of additional services provided to the Tenant whether or not the Landlord is obligated to provide them, shall be paid to the Landlord by the Tenant from time to time promptly upon receipt of invoices therefor from the Landlord. For purposes of this Lease, the term “additional services” includes all services of whatsoever nature or kind supplied by the Landlord to the Tenant in addition to those required by this Lease (other than any such service which the Landlord may elect to supply as included within the standard level of services furnished to tenants generally, the costs of which shall be included in Operating Expenses). The invoices above referred to shall reflect the Landlord’s total cost of provision of the additional service being charged for, including all costs of materials and labour and other direct costs, costs of supervision and other indirect expenses, capable of being allocated on a reasonable basis, plus an amount equal to 1/10th of the aggregate of the cost of labour, materials and other direct expenses, to cover indirect expenses incapable of reasonable allocations. The cost of such additional services shall be Additional Rental hereunder with respect to which the provisions of Section 3.03 and 5.02 shall apply.

ARTICLE IV

Taxes

Section 4.01 Taxes Payable by the Tenant

The Tenant shall, in accordance with Section 5.02, pay as Additional Rental to the Landlord in each Lease Year during the Term its Particular Proportionate Share of all Municipal Taxes that are levied, rated, charged or assessed from time to time against the Office Component and every part thereof whether or not there are separate tax bills or separate assessment notices for the Office Component issued by any lawful taxing authority. If the lawful taxing authorities do not issue separate tax bills or separate real property assessment notices for the Office Component, the Landlord shall allocate and attribute Municipal Taxes to and amongst the various components of the Project on an equitable basis (having regard to, among other things, the various uses of the components, the costs of construction of same, the relationship of the location and area of each of the components and their relative values and any other factors utilized in current assessment practices) and the Tenant shall pay its Particular Proportionate Share of the Municipal Taxes so allocated or attributable to the Office Component by the Landlord and such portion of the other Common Areas and Common Facilities of the Project as the Landlord may reasonably allocate to the Office Component).

Notwithstanding the foregoing, if, during the Term, the Project is by the provision of any municipal, parliamentary, legislative or regional enactment exempt from taxation in whole or in part by reason of the Head Landlord’s ownership of the Lands and the same would otherwise have been subject to taxation, and if the Landlord is nonetheless required to pay to the Head Landlord an amount equal to that which, but for such exemption, would have been paid by the Landlord on account of Municipal Taxes, then for the purposes of this Lease the amount so paid by the Landlord pursuant to the provisions of the Head Lease shall be characterized as and deemed to be Municipal Taxes, and the same shall be allocated by the Landlord between the various components of the Project (including the Common Areas and Common Facilities) in accordance with the provisions hereof.

Section 4.02 Business Taxes and Other Taxes of the Tenant

In addition to the Municipal Taxes payable by the Tenant pursuant to Section 4.01, the Tenant shall pay as Additional Rental to the lawful taxing authorities, or to the Landlord, as the Landlord may direct, and shall discharge in each Lease Year when the same become due and payable:

(a)	all taxes (including machinery taxes), rates, duties, assessments and other charges that are levied, charged or assessed against or in respect of all improvements, equipment and facilities of the Tenant on or in the Leased Premises or the Office Component or any part or parts thereof, or the Landlord on account of its ownership thereof or interest therein; and

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(b)	every tax and license fee which is levied, rated, charged or assessed against or in respect of any and every business carried on in the Leased Premises or in respect of the use or occupancy thereof or any other part of the Office Component by the Tenant and every subtenant and licensee of the Tenant, or against the Landlord on account thereof, all of the foregoing being collectively referred to as “Tenant’s Taxes” and whether in any case, any such taxes, rates, duties, assessments or license fees are rated, charged or assessed by any federal, provincial, municipal, school or other body during the Term. If there are not separate tax bills provided for Tenant’s Taxes, the Landlord is entitled to allocate Tenant’s Taxes to the Tenant on the basis referred to in Section 4.01 hereof.

Section 4.03 Tenant’s Responsibility

The Tenant shall:

(a)	upon request of the Landlord;

(i)	promptly deliver to the Landlord for inspection, receipts evidencing the payment of all Municipal Taxes payable by the Tenant directly to the taxing authority if the Tenant is prohibited from paying the Landlord directly pursuant to Section 4.01 and of all Tenant’s Taxes payable by the Tenant pursuant to Section 4.02,

(ii)	promptly deliver to the Landlord a copy of any separate tax bills and separate notices of any assessments of any Municipal Taxes or Tenant’s Taxes or other assessments received by the Tenant which relate to the Leased Premises,

(iii)	furnish such other information in connection with any such Municipal Taxes and any such Tenant’s Taxes as the Landlord reasonably determines from time to time, and

(b)	deliver to the Landlord, at least ten (10) days prior to the last date permitted for filing of an appeal, notice of any appeal or contestation the Tenant intends to institute with respect to any such Municipal Taxes payable pursuant to Section 4.01 or any such Tenant’s Taxes payable pursuant to Section 4.02 and consult with and obtain the prior written approval of the Landlord to any such appeal or contestation. If the Tenant obtains such approval, the Tenant shall deliver to the Landlord such security for the payment of such Municipal Taxes and Tenant’s Taxes as the Landlord deems advisable and the Tenant shall diligently prosecute any such appeal or contestation to a speedy resolution and shall keep the Landlord informed of its progress in that regard, from time to time.

The Tenant shall promptly indemnify and keep indemnified the Landlord from and against payment for all loss, costs, charges and expenses occasioned by or arising from all such Municipal Taxes and all such Tenant’s Taxes and any taxes which may in future be levied in lieu of such Municipal Taxes or Tenant’s Taxes or which may be assessed against any rentals payable pursuant to this Lease in lieu of such Municipal Taxes or Tenant’s Taxes, whether against the Landlord or the Tenant, including, without limitation, any increase whensoever occurring in Municipal Taxes or Tenant’s Taxes arising directly or indirectly out of an appeal or contestation by the Tenant of the Municipal Taxes or Tenant’s Taxes relating to the Leased Premises or the Office Component or any part thereof. The Tenant shall deliver to the Landlord such security for any such increase in Municipal Taxes and Tenant’s Taxes as the Landlord deems advisable.

Section 4.04 Per Diem Adjustment

If any Lease Year during the Term of this Lease is less than twelve (12) calendar months, the Municipal Taxes that the Tenant is required to pay pursuant to Section 4.01 hereof shall be subject to a per diem adjustment on the basis of a period of three hundred and sixty-five (365) days.

Section 4.05 Goods and Services Tax

Despite any other section or clause of this Lease, the Tenant shall pay to the Landlord upon demand an amount equal to any and all Goods and Services Tax, it being the intention of the parties that the Landlord shall be fully reimbursed by the Tenant with respect to any and all Goods and Services Tax at the full tax rate applicable from time to time in respect of the Rent payable for the lease of the Leased Premises pursuant to this Lease. The amount of the Goods and Services Tax so payable by the Tenant shall be calculated by the Landlord in accordance with the applicable legislation and shall be paid to the Landlord at the same time as the amounts to which such Goods and Services Tax apply and is payable to the Landlord under the terms of this Lease or upon demand at

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such other time or times as the Landlord from time to time determines. Despite any other section or clause in this Lease, the amount payable by the Tenant under this paragraph shall be deemed not to be Rent, but the Landlord shall have all of the same remedies for and rights of recovery of such amount as it has for recovery of Rent under this Lease. As referred to herein “Goods and Services Tax” means and includes any and all goods and services taxes, sales taxes, value added taxes, business transfer taxes, or any other taxes imposed on the Landlord or the Tenant from time to time in respect of the Rent payable by the Tenant to the Landlord under this Lease or the rental of the Leased Premises or the provision of any goods, services or utilities whatsoever by the Landlord to the Tenant under this Lease, whether characterized as a goods and services tax, sales tax, value added tax, business transfer tax, or otherwise.

ARTICLE V

Project - Control and Payment

Section 5.01 Control of Project by the Landlord

(a)	The landlord shall operate and maintain the Project in such manner as the Landlord determines from time to time, and in a first-class and reputable manner as would a prudent landlord of a similar commercial development having regard to size, age and location subject, however, to normal wear and tear and to damage other than by Insurable Hazards, and in such regard the Landlord covenants with the Tenant:

(i)	to supply adequate janitorial service and window washing service, including all necessary supplies therefor with such work to be carried out at the Landlord’s discretion without interference by the Tenant;

(ii)	To supply water for normal drinking, washing and sanitary requirements of the Tenant and at the Tenant’s expense to make water available to the Leased Premises for other reasonable uses of the Tenant without in any case being liable for any loss, damage or inconvenience resulting from failure of the water supply to the Office Component or the Project;

(iii)	to provide adequate washrooms for the use of the Tenant in common with other tenants and occupants of the Project;

(iv)	to provide automatic elevator service at all times to areas above ground level, except those elevators which may be installed by the Tenant;

(v)	to provide, maintain and operate during Office Hours on Business Days an efficient heating system and air conditioning system in the Office Component, and during other hours upon reasonable advance notice from the Tenant (provided the cost thereof shall be borne by the Tenant as an additional service as set out in Section 3.05 hereof);

(vi)	if and to the extent that the Landlord shall from time to time elect, to provide exclusively (either directly or through agents or contractors designated by it) any janitor or cleaning services in addition to those contemplated by Section 5.01(a)(i) or to supervise the moving of furniture or equipment of the Tenant or to make deliveries or supervise the moving of deliveries to the Leased Premises, all of the foregoing matters referred to in this Section 5.01(a)(vi) to be treated as an additional service as set out in Section 3.05 hereof; and

(vii)	provide electric power to the Leased Premises in accordance with the Landlord’s criteria for the Project.

(b)	The Project is at all times subject to the exclusive control and management of the Landlord. The Tenant acknowledges that the Landlord may appoint a manager of the Project and upon notice to the Tenant of any such appointment, all administrative matters relating to the Project and this Lease shall be referred by the Tenant to such manager. Without limiting the generality of the foregoing, the Landlord has the right, in its control, management and operation of the Project and by the establishment of Rules and Regulations and general policies with respect to the operation of the Project or any part thereof at all times during the Fixturing Period and throughout the Term, to:

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(i)	construct other buildings, structures or improvements in the Project and make alterations and additions thereof, subtractions therefrom, or rearrangements thereof, build additional storeys on any improvements and construct additional buildings or facilities adjoining or proximate to the Project;

(ii)	relocate or rearrange the various components of the Project from those existing at the Commencement Date or shown on Schedule “B”;

(iii)	do and perform such other acts in and to the Project as, in the use of good business judgment, the Landlord determines to be advisable for the more efficient and proper operation of the Project

(c)	Notwithstanding anything contained in this Lease, it is understood and agreed that if as a result of the exercise by the Landlord of its rights set out in this Section 5.01, the Common Areas and Common Facilities are varied or diminished in any manner whatsoever, the Landlord is not subject to any liability nor is the Tenant entitled to any compensation of diminution or abatement of Rent, nor is any alteration or diminution of the Common Areas and Common Facilities deemed constructive or actual eviction, or a breach of any covenant for quiet enjoyment contained in this Lease and the Tenant will, at the request and cost of the Landlord, execute such documents as are reasonably required by the Landlord to release any interest the Tenant may have in those parts of the Common Areas and the Common Facilities designated by the Landlord.

Section 5.02 Payment of the Tenant’s Proportionate Share and Particular Proportionate Share

The amounts payable by the Tenant pursuant to Section 3.03 hereof may be estimated by the Landlord for such period as the Landlord determines from time to time, and the Tenant agrees to pay to the Landlord the Tenant’s Proportionate Share or Particular Proportionate Share, as the case may be, as so estimated, of such amounts in monthly instalments in advance during such period as Additional Rental. Notwithstanding the foregoing, as soon as bills for all or any portion of the said amounts so estimated are received, the Landlord may bill the Tenant for the Tenant’s Proportionate Share and/or Particular Proportionate Share thereof and the Tenant shall pay the Landlord such amounts so billed (less all amounts previously paid by the Tenant on the basis of the Landlord’s estimate as aforesaid) as Additional Rental on demand. The Tenant shall also pay to the Landlord interest on any Taxes paid by the Landlord in excess of amounts collected by the Landlord pursuant to Section 4.01, such interest to be at an annual rate equal to 1% in excess of the prime bank commercial interest lending rate charged at such time by the Landlord’s chartered bank pro-rated from the due date thereof to the date of payment, subject to monthly compounding.

Within a reasonable period of time after the end of the period for which such estimated payments have been made, the Landlord shall deliver to the Tenant:

(a)	a statement of the total amounts and costs referred to in Section 4.01 together with the calculation of the Tenant’s Proportionate Share and/or Particular Proportionate Share of such amounts and costs pursuant to Section 4.01; and

(b)	a statement of the total costs and expenses referred to in Section 1.26 together with a calculation of the Tenant’s Proportionate Share and/or Particular Proportionate Share of such costs and expenses payable pursuant to Section 1.26 and, if necessary, an adjustment shall be made between the parties in the following manner. If the Tenant has paid in excess of the amounts due, the excess shall be credited to the next payment due under Section 3.03. If the amount the Tenant has paid is less than the amounts due, the Tenant agrees to pay such additional amounts due with the next monthly payment of Minimum Rental. If any Lease Year during the Term is greater or less than any such period determined by the Landlord as aforesaid, the Tenant’s Proportionate Share and Particular Proportionate Share pursuant to Section 3.03 shall be subject to a per diem, pro rata adjustment.

Section 5.03 Re-Allocation of Operating Expenses and Municipal Taxes

Notwithstanding anything to the contrary herein contained, including, without limitation, Section 3.03 hereof, the Landlord shall have the right to re-allocate expenses and taxes relating to the various components of the Project (including the Office Component) on a reasonable basis, having regard to the Project as a whole, and in

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such case the amount of Operating Expenses and the amount of Municipal Taxes shall be deemed to be the amounts so allocated by the Landlord.

Section 5.04 Tenant’s Right to Inspect Landlord’s Records with Respect to Operating Expenses

Notwithstanding Section 5.02, the Tenant shall have the right for a period of ninety (90) days following receipt from the Landlord of the annual statement referred to in the second paragraph of Section 5.02 (the “Statement”) to request in writing from the Landlord its audited statement for the Building and the Landlord shall provide same at no cost to the Tenant and if after reviewing such audited statement the Tenant has a concern as to the accuracy of the Statement then the Tenant shall, at its sole cost and expense and subject to payment of the Landlord’s costs as set out below, inspect the records maintained by the Landlord pertaining to the costs or expenses set out in such Statement, such inspection to be during the Landlord’s normal business hours and upon reasonable advance notice not to be less than five (5) working days. If following any such inspection the Tenant is able to reasonably demonstrate that the amount charged to the Tenant’s account as shown on such Statement is in error or not ordinarily chargeable, the appropriate adjustment shall be made between the parties on the next date fixed for payment of Rent pursuant to this Lease. Notwithstanding the foregoing, if following any such inspection the Tenant is unable to reasonably demonstrate that the Statement in question is in error such that the Tenant has been required to pay in excess of 105% of the amount properly chargeable to the Tenant pursuant to the provisions of this Lease, the Tenant shall forthwith reimburse the Landlord for its reasonable costs in facilitating the Tenant’s inspection, in an amount not to be less than $500.00.

If the Tenant fails to exercise the foregoing right within ninety (90) days after receipt of the Statement in question, the Tenant shall be conclusively deemed to have accepted such Statement as accurate and shall have no further right to contest or object to the same. The Tenant and or its agents agree to execute a confidentiality agreement whereby those reviewing the records agree to maintain the confidentiality of the same, and to not disclose the same to the Landlord’s competitors nor to use such information in negotiations with other landlords or tenants. The Tenant’s ability to inspect the Landlord’s records will be restricted to not more than once in each calendar year.

ARTICLE VI

Utilities and Heating, Ventilating and Air-Conditioning

Section 6.01 Charges for Utilities

(a)	The Tenant shall be solely responsible for and shall promptly pay to the Landlord, or as it otherwise directs, in the manner hereinafter provided as a charge with respect to the Leased Premises (the “Charge”) the aggregate without duplication of:

(i)	the total cost of supplying water, fuel, power, telephone and other utilities (the “Utilities”) used or consumed in or with respect to the Leased Premises;

(ii)	the cost of any other charges levied or assessed in lieu of or in addition to such Utilities as determined by the Landlord; and

(iii)	all costs incurred by the Landlord in determining or allocating the charge or determining the Utilities including, without limitation, professional, engineering and consulting fees and an administration fee of fifteen percent (15%) of the total costs hereinbefore set out in this Section 6.01 (a).

(b)	the following conditions apply to the Charge for Utilities:

(i)	If the Landlord elects, for the more efficient and proper operation of the Project, or is required by municipal by-law or the suppliers of the Utilities to supply the Utilities or any of them for the Project, the Tenant shall purchase such Utilities and pay for such Utilities as Additional Rental forthwith on demand to the Landlord at rates not in excess of appropriate rates for such Utilities, if applicable;

(ii)	The Tenant shall pay to the Landlord, as Additional Rental, the Charge for Utilities in monthly instalments in advance based on estimates by the Landlord and subject to adjustment by the Landlord within a reasonable time after the end of the Lease Year for which such estimate has been made;

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(iii)	If required by the Landlord, the Tenant shall install its own separate check meter for the Leased Premises at its own expense and in a location designated by the Landlord;

(iv)	In no event is the Landlord liable for, nor has the Landlord any obligation with respect to, an interruption or cessation of, or a failure in the supply of any such Utilities, services or systems in, to or serving the Project or the Leased Premises, whether or not supplied by the Landlord or others.

(c)	The Landlord shall determine the Charge applicable to the Leased Premises by allocating the Utilities for the Project amongst the several components and areas of the Project, including the Common Areas and Common Facilities, Retail Component, Office Component and other leasable premises acting on the advice of the Engineer using as a basis without limitation:

(i)	such check meters installed in the Common Areas and Common Facilities and individual retail premises and other leasable premises by tenants in accordance with this Section 6.01 and similar sections in other leases for the Project;

(ii)	the relevant rates of demand and consumption of Utilities in the Common Areas and Common Facilities and individual retail premises and other leasable premises;

(iii)	the connected load of the respective areas comprising the Common Areas and Common Facilities and the individual retail premises and other leasable premises for which there are no check meters.

(d)	The Tenant shall pay for the Utilities allocated to;

(i)	the Common Areas and Common Facilities pursuant to Section 1.26(e); and

(ii)	the Leased Premises pursuant to Section 6.01(a).

Section 6.02 Heating, Ventilating and Air-Conditioning

The Tenant shall, throughout the Term, operate and regulate those portions of the heating, ventilating and air-conditioning equipment within and serving the Leased Premises in such a manner as to maintain such reasonable conditions of temperature and humidity within the Leased Premises as are determined by the Landlord and its Architect or Engineer so that no direct or indirect appropriation of the heating, ventilating and air-conditioning from the Common Areas and Common Facilities occurs. The Tenant shall comply with such stipulations and with all Rules and Regulations of the Landlord pertaining to the operation and regulation of such equipment. If the Tenant fails to comply with such stipulations and Rules and Regulations, the Landlord shall be entitled to take such steps as it deems advisable to correct such defaults (including, without limitation, entering upon the Leased Premises and assuming control of such equipment) without liability to the Tenant, and the Tenant will pay to the Landlord forthwith upon demand as Additional Rental all costs and expenses incurred by the Landlord in so doing.

ARTICLE VII

Use of the Leased Premises

Section 7.01 Use of the Ceased Premises

The Tenant shall use the Leased Premises solely for the purpose of conducting the permitted use specified in Section 1.00(f) and the Tenant will not use or permit, or suffer the use of, the Leased Premises or any part thereof for any other business or purpose. Without limiting the generality of the foregoing, the Tenant shall not:

(a)	use the Leased Premises or any part thereof for any retail use; or

(b)	permit the installation or operation of any automatic teller machine or cash dispenser, nor use the Leased Premises or any part thereof for the purpose of a bank, trust company, credit union or any other business which includes the acceptance of money for deposit from the public.

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Section 7.02 Conduct of Business

The Tenant shall take possession of and occupy the Leased Premises and commence to carry on business in all or substantially all of the Leased Premises from and after the Commencement Date and shall thereafter throughout the Term use the Leased Premises for the purpose set out in Section 1.00(f), and in such regard the Tenant shall:

(a)	not carry on or perform or suffer or permit to be carried on or performed in the Leased Premises any business practice or act or engage in any activity which may be deemed a nuisance or a menace of which in any way may injure the Project or any part thereof; and

(b)	(i) co-operate with the Landlord in the conservation of all forms of energy in the Project including, without limitation, in the Leased Premises,

(ii)	comply with all laws, by-laws, regulations and orders relating to the conservation of energy affecting the Leased Premises and the Project or either of them, and

(iii)	at its own cost of expense comply with all reasonable requests and demands of the Landlord made with a view to such energy conservation.

It is understood and agreed that:

(1)	any and all costs and expenses paid or incurred by the Landlord in installing energy conservation equipment and systems, so far as the same apply to or are reasonably apportioned to the Office Component by the Landlord, shall be included in Operating Expenses pursuant to Section 1.26; and

(2)	the Landlord shall not be liable to the Tenant in any way for any loss, costs, damages or expenses whether direct or consequential, paid, suffered or incurred by the Tenant due to any reduction in the service provided by the Landlord to the Tenant or to the Project or any part thereof as a result of (he Landlord’s compliance with such laws, by-laws, regulations or orders.

Any business, conduct or practice promulgated, carried on or maintained by the Tenant which in the opinion of the Landlord, acting reasonably, may harm or tend to harm the business or reputation of the Landlord or reflect unfavourably on the whole or any part of the Project, the Landlord or other tenants in the Project, or which may tend to confuse, mislead, deceive or be fraudulent to the public, shall be immediately discontinued by the Tenant at the request of the Landlord provided that this provision shall not be interpreted to prevent the Tenant from carrying on, in the Leased Premises, any business permitted pursuant Sections 7.01 and 1.00(f).

Section 7.03 Observance of Law

The Tenant shall, at its sole cost and expense and subject to Sections 9.01 and 9.02 hereof, promptly:

(a)	observe and comply with all provisions of law including, without limitation, all requirements of all governmental authorities, including federal, provincial and municipal legislative enactments, by-laws and other regulations now or hereafter in force which pertain to or affect the Leased Premises, the Tenant’s use of the Leased Premises or the conduct of any business in the Leased Premises, or the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Leased Premises;

(b)	obtain all necessary permits, licenses and approvals relating to the use of the Leased Premises and the conduct of business therein, including those necessary to comply with all municipal, provincial and federal legislation (including, without limitation, the Investment Canada Act or any similar or successor legislation) applicable thereto;

(c)	observe and comply with all requirements of, and pay for all costs and expenses in connection with the controls imposed by governmental authorities for ambient air and environmental standards, and without limiting the generality of the foregoing, the Tenant shall at its own cost and expense comply fully with all Environmental Laws, Orders and Regulations from time to time in force relating to Hazardous Substances in, on or upon the Leased Premises;

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(d)	observe and comply with all police, fire and sanitary regulations imposed by any governmental authorities (whether federal, provincial or municipal), or made by fire insurance underwriters;

(e)	carry out all modifications, alterations or changes of or to the Leased Premises and the Tenant’s conduct of business in or use of the Leased Premises which are required by any such authorities, as are set out above.

ARTICLE VIII

Insurance and Indemnity

Section 8.01 Tenant’s Insurance

(a)	The Tenant shall at all times prior to and throughout the entire Term, at its sole cost and expense, take out and keep in full force and effect and in the names of the Tenant, the Landlord and the Head Landlord and Mortgagee as their respective interests may appear, the following insurance:

(i)	insurance upon;

(1)	property of every description and kind owned by the Tenant, or for which the Tenant is legally liable, or installed by or on behalf of the Tenant, and which is located within the Office Component including, without limitation, fittings, installations, alterations, additions, partitions, fixtures and anything in the nature of a leasehold improvement (but specifically excluding the Tenant’s furniture and movable equipment), in an amount of not less than the full replacement cost thereof, with coverage on an “All Risks” basis covering direct physical damage including the perils of earthquake and flood, and

(2)	the Tenant’s furniture and movable equipment in an amount of not less than the full replacement cost thereof with coverage on an “All Risks” basis covering direct physical damage including the perils of earthquake and flood. If there is a dispute as to the amount which comprises full replacement cost, the decision of the Landlord or the Mortgagee, (if applicable), shall be conclusive,

(ii)	broad form boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount not less than the full replacement cost of all leasehold improvements and of all boilers, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant (or an operator approved by the Tenant and the Landlord) in the Leased Premises, or relating to or serving the Leased Premises. However, so long as the Tenant in occupation of the whole of the Leased Premises is INTERNATIONAL VISION DIRECT LTD. and is not in default under this Lease, the Tenant shall be entitled to self-insure in respect of broad form boiler and machinery insurance, but shall be deemed for the purposes of this Lease to have satisfactorily taken out such insurance and received all proceeds that would have been payable thereunder,

(iii)	business interruption insurance in such amount as will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils insured against in Section 8.01(a)(i) and Section 8.01(a)(ii) and other perils commonly insured against by prudent tenants or attributable to prevention of access to the Leased Premises or the Project as a result of such perils. However, so long as the Tenant in occupation of the whole of the Leased Premises is INTERNATIONAL VISION DIRECT LTD. and is not in default under this Lease, the Tenant shall be entitled to self-insure in respect of business interruption insurance, but shall be deemed for the purposes of this Lease to have satisfactorily taken out such insurance and received all proceeds that would have been payable thereunder,

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(iv)	public liability and property damage insurance including personal injury liability, contractual liability, non-owned automobile liability, employers’ liability and owners’ and contractors’ protective insurance coverage with respect to the Leased Premises and the Tenant’s use of the Common Areas and Common Facilities, coverage to include the activities and operations conducted by the Tenant and any other Person on the Leased Premises, and by the Tenant and any other Person performing work on behalf of the Tenant and those for whom the Tenant is in law responsible in any other part of the Project. Such policies shall;

(1)	be written on a comprehensive basis with inclusive limits of not less than Five Million Dollars ($5,000,000) for bodily injury to any one or more Persons, or property damage, and such higher limits as the Landlord, acting reasonably, the Head Landlord or the Mortgagee requires from time to time, and

(2)	contain a severability of interests clause and a cross-liability clause,

(v)	tenants’ fire legal liability insurance for the full replacement cost of the Leased Premises, including loss of use thereof,

(vi)	plate glass insurance, and

(vii)	any other form of insurance as the Tenant, the Landlord, acting reasonably, the Head Landlord or the Mortgagee requires from time to time in form, in amounts and for insurance risks against which a prudent tenant would insure.

(b)	All policies required to be written on behalf of the Tenant pursuant to Sections 8.01(a)(i), 8.01(a)(ii), and 8.01(a)(iii) shall contain the Mortgagee’s standard mortgage clause.

(c)	All policies;

(i)	shall be taken out with insurers acceptable to the Landlord, the Head Landlord and the Mortgagee, acting reasonably,

(ii)	shall be in a form satisfactory from time to time to the Landlord, the Head Landlord and the Mortgagee, acting reasonably,

(iii)	shall be non-contributing with, and shall apply only as primary, and not as excess to any other insurance available to the Landlord, the Head Landlord or the Mortgagee, and

(iv)	shall not be invalidated as respects the interests of the Landlord, the Head Landlord or the Mortgagee by reason of any breach or violation of any warranties, representations, declarations or conditions contained in the policies. All policies shall contain an undertaking by the insurers to notify the Landlord, the Head Landlord and the Mortgagee in writing not less than thirty (30) days prior to any material change, cancellation, or termination thereof.

(d)	The Tenant agrees that:

(i)	certificates of insurance on the Landlord’s standard form or, if required by the Landlord, the Head Landlord or the Mortgagee, certified copies of each such insurance policy, will be delivered to the Landlord as soon as practicable after the placing of the required insurance,

(ii)	each such certificate shall contain an acknowledgment to be signed by the Tenant’s insurers, that the insurers have read the Lease including, without

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limitation, Articles VIII and X and agree to the terms of the Lease. The Tenant shall make best efforts to obtain an acknowledgement to be signed by the Tenant’s insurers for the certificate, that the insurers have read the Lease including without limitation, Articles VIII and X and agree to the terms of the Lease, and

(iii)	no review or approval of any such insurance certificate by the Landlord shall derogate from or diminish the Landlord’s rights or the Tenant’s obligations contained in this Lease including, without limitation, those contained in this Article VIII.

(e)	The Tenant agrees that if the Tenant fails to take out or to keep in force any such insurance referred to in this Section 8.01, or should any such insurance not be approved by any of the Landlord, the Head Landlord or the Mortgagee and should the Tenant not commence to diligently rectify (and thereafter proceed diligently to rectify) the situation within forty-eight (48) hours after written notice by the Landlord to the Tenant (stating if the Landlord, the Head Landlord or the Mortgagee does not approve of such insurance, the reasons therefor) the Landlord has the right without assuming any obligation in connection therewith, to effect such insurance at the sole cost of the Tenant and all outlays by the Landlord shall be immediately paid by the Tenant to the Landlord as Additional Rental on the first day of the next month following said payment by the Landlord without prejudice to any other rights and remedies of the Landlord under this Lease.

Section 8.02 Increase in Insurance Premiums

The Tenant shall not keep or use in or upon the Leased Premises any article which may be prohibited by any fire insurance policy in force from time to time covering the Leased Premises or the Project.

If:

(a)	the occupancy of the Leased Premises;

(b)	the conduct of business in the Leased Premises; or

(c)	any acts or omissions of the Tenant in the Project or any part thereof,

causes or results in any increase in premiums for the insurance carried from time to time by the Landlord with respect to the Office Component or the Project, the Tenant shall pay any such increase in premiums as Additional Rental forthwith after invoices for such additional premiums are rendered by the Landlord. In determining whether increased premiums are caused by or result from the use or occupancy of the Leased Premises, or the sale of any article therein or therefrom, a schedule issued by the organization computing the insurance rate on the Project showing the various components of such rate, shall have conclusive evidence of the several items and charges which make up such rate. The Tenant shall comply promptly with all requirements of the Insurer’s Advisory Organization or of any insurer now or hereafter in effect, pertaining to or affecting the Leased Premises or the Project.

Section 8.03 Cancellation of Insurance

If any insurance policy upon the Office Component or the Project or any part thereof shall be cancelled or shall be threatened by the insurer to be cancelled, or the coverage thereunder reduced in any way by the insurer by reason of the use and occupation of the Leased Premises or any part thereof by the Tenant or by any assignee or sub-tenant of the Tenant, or by any one permitted by the Tenant to be upon the Leased Premises, and if the Tenant fails to remedy the condition giving rise to cancellation, threatened cancellation, or reduction of coverage within forty-eight (48) hours after notice thereof by the Landlord, the Landlord may, at its option, either:

(a)	re-enter and take possession of the Leased Premises forthwith by leaving upon the Leased Premises a notice in writing of its intention so to do and thereupon the Landlord shall have the same rights and remedies as are contained in Article XIV; or

(b)

enter upon the Leased Premises and remedy the condition giving rise to such cancellation, threatened cancellation or reduction, and the Tenant shall forthwith pay the cost thereof to the Landlord, which cost may be collected by the Landlord as Additional Rental and the Landlord shall not be liable for any damage or injury caused to any property of the Tenant or of others located on the Leased Premises as a result of any such entry. The Tenant

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agrees that any such entry by the Landlord is not a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease.

Section 8.04 Loss or Damage

Subject to Section 8.07, the Landlord shall not be liable for any death or injury arising from or out of any occurrence in, upon, at, or relating to, the Office Component or the Project, or damage to property of the Tenant or of others located on the Leased Premises, nor shall it be responsible for any loss of or damage to any property of the Tenant or others from any cause whatsoever, whether or not any such death, injury, loss or damage results from the negligence of the Landlord, its agents, servants or employees or other Persons for whom it may, in law, be responsible. All property of the Tenant kept or stored on the Leased Premises shall be so kept or stored at the risk of the Tenant only and the Tenant shall indemnify the Landlord and save it harmless from any claims arising out of any damages to the same including, without limitation, any subrogation claims by the Tenant’s insurers.

Section 8.05 Landlord’s Insurance

The Landlord shall, at all times throughout the Term carry:

(a)	insurance on the Project (excluding the foundations and excavations) and the machinery, boilers and equipment contained therein and owned by the Landlord (specifically excluding any property with respect to which the Tenant and other tenants are obliged to insure pursuant to Section 8.01 or similar sections of their respective leases) against Insurable Hazards in such reasonable amounts and with such reasonable deductions as would be carried by a prudent owner of a reasonably similar commercial development, having regard to size, age and location;

(b)	public liability and property damage insurance with respect to the Landlord’s operations in the Project in such reasonable amounts and with such reasonable deductions as would be carried by a prudent owner of a reasonably similar commercial development, having regard to size, age and location; and

(c)	such other form or forms of insurance as the Landlord, the Head Landlord or the Mortgagee reasonably considers advisable. Notwithstanding the Landlord’s covenant in this Section 8.05 and notwithstanding any contribution by the Tenant to the cost of insurance premiums provided herein, the Tenant expressly acknowledges and agrees that;

(ii)	no insurable interest is conferred upon the Tenant under any policies of insurance carried by the Landlord and the Tenant has no right to receive any proceeds of any such insurance policies carried by the Landlord.

Section 8.07 Mutual Waiver of Subrogation and Indemnity

The Landlord and the Tenant confirm and acknowledge that it is their intent that any loss, damage or expense to which either party may be put (in this Section 8.07, the “Injured Party”) as a result of

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the act, omission or negligence of the other party (in this Section 8.07, the “Offending Party”) shall be recoverable from the Offending Party, but only to the extent that the Injured Party cannot recover its loss, damage or expense under policies of insurance which it is required to take out or has in fact taken out hereunder. To such end, the parties covenant and agree with each other as follows:

(a)	to the extent obtainable, each party will ensure that all relevant policies of insurance taken out hereunder will contain a waiver of subrogation rights which such party’s insurer may have against the other party hereunder and those for whom the other party is in law responsible, whether or not any loss, damage or expense is caused by the act, omission or negligence of such other party or those for whom the other party is in law responsible;

(b)	the Offending Party shall indemnify the Injured Party and save it harmless from and against any and all loss, damage and expense whatsoever arising out of the act, omission or negligence of the Offending Party or those for whom the Offending Party is in law responsible; and

(c)	notwithstanding the indemnity contained in (b) above, the Injured Party covenants and agrees to look first to its own policies of insurance taken out or required to be taken out hereunder to recover any loss, damage or expense to which the foregoing indemnity may apply (it being understood and agreed that the foregoing indemnity shall not apply to, and the Offending Party shall have no responsibility for, any loss, damage or expense against which the Injured Party is required hereunder to take out insurance or has in fact taken out insurance).

ARTICLE IX

Maintenance, Repairs and Alterations

Section 9.01 Maintenance and Repairs by the Tenant

The Tenant shall, at all times during the Term at its sole cost, keep and maintain in good order, first-class condition and repair (which shall include, without limitation, periodic painting and decorating), as determined by the Landlord and shall, subject to Section 9.02 and Article X, make all needed repairs and replacements with due diligence and dispatch to:

(a)	the whole of the Leased Premises (including, without limitation, lobbies and entrances and all glass, including exterior glazing);

(b)	all partitions, doors, fixtures, and floor and wall coverings located in or upon the Leased Premises; and

(c)	all equipment in and appurtenances of the Leased Premises and improvements to the Leased Premises (including, without limitation, lighting, wiring, plumbing, heating, ventilating and air-conditioning fixtures and systems) if such fixtures, equipment and systems are located within the Leased Premises.

Section 9.02 Landlord’s Approval of the Tenant’s Repairs

The Tenant shall not make any repairs, alterations, replacements, decorations or improvements to any part of the Leased Premises without first obtaining the Landlord’s written approval which approval will not be unreasonably withheld or delayed. The Tenant shall submit to the Landlord:

(a)	details of the proposed work including drawings and specifications prepared by qualified architects, engineers or designers and conforming to good engineering and construction practice;

(b)	such indemnification against liens, costs, damages and expenses as the Landlord requires; and

(c)	evidence satisfactory to the Landlord that the Tenant has obtained, at its expense, all necessary consents, permits, licenses and inspections from all governmental and regulatory authorities having jurisdiction. All such repairs, replacements, alterations, decorations or improvements by the Tenant to the Leased Premises approved of by the Landlord shall be performed;

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(i)	at the sole cost of tire Tenant,

(ii)	by competent workmen whose labour union affiliations are compatible with others employed by the Landlord and its contractors,

(iii)	in a good and workmanlike manner,

(iv)	in accordance with the drawings and specifications approved by the Landlord, and

(v)	subject to the reasonable regulations, controls and inspection of the Landlord.

Any such repair, replacement, alteration, decoration or improvement made by the Tenant without the prior written consent of the Landlord or which is not made in accordance with the drawings and specifications approved by the Landlord shall, if requested by the Landlord, be promptly removed by the Tenant at the Tenant’s expense and the Leased Premises restored to their previous condition.

Notwithstanding anything contained in this Lease including, without limitation Section 9.01, if any maintenance, repairs, alterations, decorations, additions or improvements to the Leased Premises or to any improvements installed by or on behalf of the Tenant for the benefit of the Leased Premises which are approved by the Landlord:

(d)	affect the structure or the roof of the Leased Premises or any part of the Project other than the Leased Premises; or

(e)	are installed outside of the Leased Premises; or

(f)	are installed within the Leased Premises but are part of the Common Areas and Common Facilities, or affect the electrical or mechanical systems or other base building systems of the Project,

such work shall be performed only by the Landlord, but in all cases at the Tenant’s sole cost and expense. Upon completion thereof, the Tenant shall pay to the Landlord, upon demand, both the Landlord’s costs relating to any such repairs, alterations, decorations, additions or improvements including the fees of any architectural and engineering consultants plus a sum equal to fifteen percent (15%) of the total cost thereof representing the Landlord’s overhead. No repairs, alterations, additions, decorations or improvements to the Leased Premises by or on behalf of the Tenant shall be permitted which may weaken or endanger the structure or adversely affect the condition or operation of the Leased Premises or the Project or diminish the value thereof, or restrict or reduce the Landlord’s coverage for zoning purposes.

Section 9.03 Maintenance by the Landlord

The Landlord shall, at all times throughout the Term, but subject to Article X, and except for normal wear and tear, maintain and repair, or cause to be maintained and repaired, as would a prudent owner of a reasonably similar commercial development, having regard to size, age and location, the structure of the Project including, without limitation, the foundations, exterior wall assemblies including weather walls, sub-floor, roof, bearing walls, and structural columns and beams of the Project. The cost of such maintenance and repairs (except for the cost of repairing or replacing any inherent structural defects or weaknesses or otherwise excluded in Section 1.26) shall be included in Section 1.26(g) or shall be amortized pursuant to Section 1.26(h), unless the Landlord is required, due to the business carried on by the Tenant, to perform such maintenance or make such repairs by reason of the application of laws or ordinances or the direction, rules or regulations of any duly constituted regulatory body, or by reason of any act, omission to act, neglect or default of the Tenant, or those for whom the Tenant is in law responsible, in which event the Tenant shall be liable and responsible for the total cost of any such maintenance and repairs plus a sum equal to fifteen percent (15%) of the total cost of such repairs representing the Landlord’s overhead, which shall immediately become due and payable to the Landlord as Additional Rental upon demand. Notwithstanding the Landlord’s obligations contained in this Section 9.03, the Tenant shall be liable and responsible for the cost of any maintenance and repairs required to be made by the Landlord and which result from any of the circumstances referred to in the immediately preceding sentence.

If the Tenant refuses or neglects to carry out any maintenance, repairs and replacements properly as required pursuant to Section 9.01 hereof, and to the reasonable satisfaction of the Landlord, the Landlord may, but shall not be obliged to, perform such maintenance, repairs and replacements without being liable for any loss or damage that may result to the Tenant’s merchandise, fixtures or other property or to the Tenant’s business by reason thereof, and upon completion thereof, the Tenant shall pay to the Landlord upon demand, both the Landlord’s costs

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relating to any such maintenance, repairs and replacements plus a sum equal to fifteen percent (15%) thereof representing the Landlord’s overhead. The Tenant agrees that the making of any maintenance, repairs and replacements by the Landlord pursuant to this Section 9.03 is not a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease.

Section 9.04 Repair on Notice

In addition to the obligations of the Tenant contained in Section 9.01 hereof, the Tenant shall effect all work referred to therein according to notice from the Landlord but failure to give such notice shall not relieve the Tenant from its obligations under Section 9.01.

Section 9.05 Surrender of the Leased Premises

At the expiration or earlier termination of the Term, the Tenant shall peaceably surrender and yield up the Leased Premises to the Landlord in as good condition and repair, reasonable wear and tear excepted, as the Tenant is required to maintain the Leased Premises throughout the Term, and the Tenant shall surrender all keys for the Leased Premises to the Landlord at the place then fixed for the payment of Rent and shall inform the Landlord of all combinations of locks, safes and vaults, if any, in the Leased Premises. The Tenant shall, however, remove all its trade fixtures and any alterations or improvements if requested by the Landlord as provided in Section 9.09 hereof before surrendering the Leased Premises as aforesaid, and shall forthwith repair any damage to the Leased Premises caused by their installation or removal. The Tenant’s obligation to observe and perform this covenant shall survive the expiration of the Term or earlier termination of this Lease.

Section 9.06 Repair where the Tenant at Fault

Notwithstanding any other terms, covenants and conditions contained in this Lease including, without limitation, the Landlord’s obligations to repair set out in Section 9.03, the Landlord’s obligations to take out insurance set out in Section 8.05, and the Tenant’s obligation to pay its Proportionate Share of the costs of insurance set out in Section 1.26(a), if the Project or any part thereof including, without limitation, the Common Areas and Common Facilities (including those Common Areas and Common Facilities within or passing through the Leased Premises), or any equipment, machinery, facilities or improvements contained therein or made thereto, or the roof or outside walls of the Project or any other structural portions thereof require repair or become damaged or destroyed through the negligence, carelessness or misuse of the Tenant or through it in any way stopping up or damaging the heating apparatus, water pipes, drainage pipes or other equipment or facilities or parts of the Project, the cost of the resulting repairs, replacements or alterations plus a sum equal to fifteen percent (15%) of the cost thereof representing the Landlord’s overhead shall be paid by the Tenant to the Landlord forthwith upon presentation of an account of such expenses incurred by the Landlord.

Section 9.07 Overloading of Facilities

The Tenant shall not install any equipment which will exceed or overload the capacity of any utility, electrical or mechanical facilities in the Leased Premises and the Tenant will not bring into the Leased Premises or install any utility, electrical or mechanical facility or service which the Landlord does not approve. The Tenant agrees that if any equipment installed by the Tenant requires additional utility, electrical or mechanical facilities, the Landlord may, in its sole discretion, if they are available, elect to install them at the Tenant’s expense and in accordance with plans and specifications to be approved in advance in writing by the Landlord.

Section 9.08 Overloading of Floors

The Tenant shall not bring upon the Leased Premises or any part thereof, any machinery, equipment, article or thing that by reason of its weight, size or use, might in the opinion of the Landlord damage the Leased Premises and shall not at any time overload the floors of the Leased Premises. If any damage is caused to the Leased Premises by any machinery, equipment, object or thing or by overloading, or by any act, neglect, or misuse on the part of the Tenant, or any of its servants, agents, or employees, or any Person having business with the Tenant, the Tenant will forthwith repair such damage, or at the option of the Landlord, pay the Landlord forthwith on demand the cost of repairing such damage plus a sum equal to fifteen percent (15%) of such cost representing the Landlord’s overhead.

Section 9.09 Removal and Restoration by the Tenant

(a)	All alterations, decorations, additions and improvements made by the Tenant, or made by the Landlord on the Tenant’s behalf (other than the Tenant’s trade fixtures), shall immediately become the property of the Landlord upon affixation or installation, without compensation therefor to the Tenant. Such alterations, decorations, additions or

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improvements shall not be removed from the Leased Premises either during or at the expiration or earlier termination of the Term except that:

(i)	the Tenant may during the Term in the usual or normal course of its business and with the prior written consent of the Landlord remove its trade fixtures, provided such trade fixtures have become excess for the Tenant’s purposes or the Tenant is substituting new and similar trade fixtures therefor, and provided that in each case:

(1)	the Tenant is not in default under this Lease; and

(2)	such removal is done at the Tenant’s sole cost and expense; and

(ii)	the Tenant shall, at the expiration of the Term, at its own cost, remove all its trade fixtures and cabling and such of its leasehold improvements and fixtures installed in the Leased Premises as the Landlord requires to be removed.

(b)	If the Tenant does not remove its trade fixtures at the expiration or earlier termination of the Term, the trade fixtures shall, at the option of the Landlord, become the property of the Landlord and may be removed from the Leased Premises and sold or disposed of by the Landlord in such manner as it deems advisable.

(c)	The Tenant shall, in the case of every such installation or removal either during or at the expiration of the Term, effect the same at times designated by the Landlord and promptly make good any damage caused to the Leased Premises or the Project by the installation or removal of any such alteration, decoration, addition or improvement.

(d)	For greater certainty, the Tenant’s trade fixtures shall not include any:

(i)	heating, ventilating or air-conditioning systems, facilities and equipment in or serving the Leased Premises;

(ii)	plumbing fixtures and equipment;

(iii)	sprinklers;

(iv)	floor covering affixed to the floor of the Leased Premises;

(v)	light fixtures;

(vi)	doors;

(vii)	suspended ceiling; and

(viii)	internal stairways,

all of which are deemed to be leasehold improvements.

(e)	Notwithstanding anything to the contrary herein contained, if the Tenant or those for whom the Tenant is in law responsible shall bring, permit or create upon the Leased Premises, the Project or any part thereof any Hazardous Substance, then notwithstanding any rule of law to the contrary, such Hazardous Substance shall be and remain the sole and exclusive property of the Tenant, and shall not become the property of the Landlord notwithstanding the degree of affixation of the Hazardous Substance or the goods contained in the Hazardous Substance to the Project and notwithstanding the expiry or earlier termination of this Lease.

Section 9.10 Notice by the Tenant

The Tenant shall, when it becomes aware of same, notify the Landlord of any damage to, or deficiency or defect in any part of the Project, including the Leased Premises, any equipment or utility systems, or any installations located therein, notwithstanding the fact that the Landlord may have no obligations with respect to same.

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Section 9.11 Tenant to Discharge all Liens

The Tenant shall at all times prior to and throughout the Term promptly pay all its contractors, materialmen, suppliers and workmen and all charges incurred by or on behalf of the Tenant for any work, materials or services which may be done, supplied, or performed at any time in respect of the Leased Premises and the Tenant shall do any and all things necessary so as to ensure that no lien or claim therefor is registered against the Project or any part thereof, against the Landlord’s or Head Landlord’s interest therein, or against the Tenant’s interest in the Leased Premises, and if any such lien or claim therefor is made, filed or registered, the Tenant shall discharge it or cause it to be discharged forthwith at the Tenant’s expense.

If the Tenant fails to discharge or cause any such lien or claim therefor to be discharged as aforesaid, then, in addition to any other right or remedy of the Landlord the Landlord may, but it shall not be obligated to, discharge the same by paying the amount claimed to be due into Court or directly to any such lien claimant and the amount, so paid by the Landlord and all costs and expenses including solicitor’s fees (on a solicitor and his client basis) incurred as a result of the making, filing or registration of any such lien or claim therefor, including without limitation, for the discharge of such lien or claim therefor shall be immediately due and payable by the Tenant to the Landlord on demand. Such right to reimbursement of the Landlord shall not be affected or impaired if the Tenant shall then or subsequently establish or claim that such lien was without merit or excessive or subject to any abatement, setoff or defence.

Section 9.12 Signs and Advertising

The Tenant shall not paint, affix, display or cause to be painted, affixed or displayed, any sign, picture, advertisement, notice, lettering or decoration on any part of the exterior of the Leased Premises or on any part of the interior of the Leased Premises which may be visible from the exterior thereof without, in each instance, the prior written consent of the Landlord.

ARTICLE X

Damage and Destruction and Expropriation

Section 10.01 Destruction of the Leased Premises

(a)	If the Leased Premises are at any time destroyed or damaged (including, without limitation, smoke and water damage) as a result of Insurable Hazards required to be insured against by the Landlord pursuant to Section $.05 hereof, and if as a result of such occurrence:

(i)	the Leased Premises are rendered untenantable only in part, this Lease shall continue in full force and effect and the Landlord shall, subject to Section 10.02(a) hereof, commence diligently to reconstruct, rebuild or repair the Leased Premises to the extent of:

(1)	the Landlord’s actual insurance recoveries, and

(2)	the Landlord’s Work set out in Schedule “C”, and exclusive of the Tenant’s Work as therein set out,

and so long as the damage or destruction is not caused by the Tenant, Minimum Rental only (but not Additional Rental) shall abate proportionately to the portion of the Leased Premises rendered untenantable from the date of the destruction or damage and until the Leased Premises have been restored and rendered tenantable by the Landlord to the extent set out in this Section 10.01(a)(i);

(ii)	the Leased Premises are rendered wholly untenantable, the Landlord shall, subject to Section 10.02(a) hereof, commence diligently to reconstruct, rebuild or repair the Leased Premises to the extent of:

(1)	the Landlord’s actual insurance recoveries, and

(2)	the Landlord’s Work as set out in Schedule “C”, and exclusive of the Tenant’s Work as therein set out,

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(v)	the estimated cost (as estimated by the Landlord) of repairing, restoring or rebuilding the Project shall exceed by more than Two Hundred and Fifty Thousand Dollars ($250,000.00), the proceeds of insurance available to the Landlord for that purpose, or

(vi)	the damage or destruction to the Project or any part thereof is such that the consent of the Head Landlord is required with respect to such repair or restoration, and the Head Landlord does not provide its consent thereto, then and so often as any such events occur, the Landlord may, at its option (to be exercised by written notice to the Tenant within ninety (90) days following any such occurrence), elect to terminate this Lease. In the case of such election, the Term and the tenancy hereby created shall expire upon the thirtieth (30th) day after such notice is given, without indemnity or penalty payable or any other recourse by the Tenant against the Landlord and the Tenant shall, within such thirty (30) day period, vacate the Leased Premises and surrender them to the Landlord with the Landlord having the right to re-enter and repossess the Leased Premises discharged of this Lease and to expel all Persons and remove all property therefrom. Minimum Rental and Additional Rental shall be due and payable without reduction or abatement subsequent to the destruction or damage and until the date of termination, unless the Leased Premises shall have been destroyed or damaged as well, in which event Section 10.01 shall apply.

(b)	If all or any part of the Project or the Office Component is at any time destroyed or damaged as set out in Section 10.02(a), and the Landlord does not elect to terminate this Lease in accordance with the rights hereinbefore granted, the Landlord shall, following such destruction or damage, commence diligently to reconstruct, rebuild or repair, if necessary, that part of the Project immediately adjacent to the Leased Premises, but only to the extent of the Landlord’s responsibilities pursuant to the terms of the various leases for the premises in the Project and exclusive of any tenant’s responsibilities set out therein. If the Landlord elects to repair, reconstruct or rebuild the Project or any part thereof, the Landlord may use plans and specifications and working drawings other than those used in the original construction of the Project or any part thereof.

Section 10.03 Expropriation

Both the Landlord and the Tenant agree to co-operate with each other in respect of any expropriation of all or any part of the Leased Premises or any other part of the Office Component or the Project, so that each may receive the maximum award in the case of any expropriation to which they are respectively entitled at law. If and to the extent that any portion of the Project other than the Leased Premises is expropriated, then the full proceeds accruing therefrom or awarded as a result thereof, shall belong solely to the Landlord and the Tenant will abandon or assign to the Landlord any rights which the Tenant may have or acquire by operation of law to such proceeds or award and will execute such documents as in the opinion of the Landlord are or may be necessary to give effect to this intention.

If at any time during the Term:

(a)	more than twenty percent (20%) of the Rentable Area of the Project; or

(b)	more than twenty percent (20%) of the area of the Common Areas and Common Facilities; or

(c)	any other portion of the Office Component or the Project (to such an extent that, as determined by the Landlord’s Engineer, the vacant possession of the Leased Premises will be required in order to render the remaining portion of the Project into a complete architectural unit), is acquired or expropriated by any lawful expropriating authority, or if reasonable access to the Leased Premises is materially and adversely affected by any such acquisition or expropriation, then in any of such events, at the option of the Landlord, this Lease shall cease and terminate as of the date of the interest acquired or expropriated vesting in such expropriating authority and the Tenant shall have no claim against the Landlord for the value of any unexpired portion of the Term or for damages or for any reason whatsoever. If the Landlord does not so elect to cancel this Lease by notice as aforesaid, this Lease shall continue in full force and effect without any reduction or abatement of Rent, provided that if any part of the Leased Premises is expropriated and as a result thereof the area of the Leased Premises is physically reduced, then from and after the date of such physical reduction, the Rentable Area of the

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Leased Premises shall be adjusted to take into account any such reduction in area, and the Minimum Rental payable by the Tenant pursuant to Section 3.02 shall be adjusted on the basis of the rental rate set out therein.

Section 10.04 Certificates Binding

Except to the extent shown to be in material error or not in accordance with the standards of the profession, the certificate of the Engineer or Land Surveyor shall bind the parties as to:

(a)	the percentage of the Rentable Area of the Project or the percentage of the area of the Common Areas and Common Facilities damaged or destroyed;

(b)	whether or not the Leased Premises are rendered untenantable and the extent of such untenantability;

(c)	the date upon which the Landlord’s Work or Tenant’s Work of reconstruction or repair is completed or substantially completed and the date when the Leased Premises are rendered tenantable;

(d)	the state of completion of any work of either the Landlord or the Tenant under this Lease;

(e)	whether any damage to or destruction of the Project or any part thereof can be reasonably expected to be repaired within 180 days of such damage or destruction;

(f)	whether or not any other portion of the Office Component or the Project has been damaged or destroyed or whether the interest of the Landlord in any such area has been acquired or expropriated to the extent set forth in Section 10.02(a)(iv) or Section 10.03(c), as the case may be;

(g)	whether reasonable access to the Leased Premises is materially and adversely affected by any such acquisition or expropriation; and

(h)	the percentage of the Rentable Area of the Project or the area of the Common Areas and Common Facilities which is acquired or expropriated pursuant to this Lease; and

(i)	whether the estimated cost of repairing, restoring or rebuilding the Project exceeds the proceeds of insurance available to the Landlord for that purpose by more than Two Hundred and Fifty Thousand Dollars ($250,000.00).

ARTICLE XI

Assignment and Subletting

Section 11.01 Consent Required

Prior to the Tenant discussing with any Person or Persons (other than the Landlord) a proposed Transfer of this Lease, the Tenant shall give written notice to the Landlord that it intends to do so.

The Tenant will not, in any event, assign this Lease in whole or in part, nor sublet all or any part of the Leased Premises, nor mortgage or encumber this Lease or the Leased Premises or any part thereof, nor suffer or permit the occupation of, or part with or share possession of, all or any part of the Leased Premises by or to any Person (each of the foregoing being referred to in this Article XI as a “Transfer” and such Person being referred to in this Article XI as a “Transferee”) unless (1) it has received or procured a bona fide written offer for a Transfer, and (2) it has first requested and obtained the consent in writing of the Landlord thereto. This prohibition against a Transfer shall be construed so as to include a prohibition against a Transfer by operation of law. No Transfer shall take place by reason of failure by the Landlord to give notice to the Tenant within thirty (30) days pursuant to Section 11.03. Provided however, the Tenant may Transfer this Lease to an affiliate of the Tenant (as “affiliate” is defined in the Company Act (British Columbia)) without the consent of the Landlord, but the Tenant will give written notice of such Transfer to the Landlord and the third paragraph of this Section 11.01 shall apply.

Any request for consent shall be in writing and accompanied by:

(a)	a true copy of such offer;

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(b)	a full description of the Transferee, listing its directors and officers (if it is a corporation) and its shareholders (if it is a privately owned corporation);

(c)	a current financial statement of the Transferee, prepared by a professional accountant, showing assets, liabilities, income and expenses;

(d)	a summary of the business experience of the Transferee and its principals;

(e)	the written business plan of the Transferee;

(f)	bank and other credit references of the Transferee, and consents by the Transferee and its principals to a credit investigation by the Landlord; and

(g)	payment to the Landlord of its processing fee of $1,000.00 (which may be increased or adjusted from tune to time) for reviewing such request for consent.

In addition, the Tenant shall provide such other information available to it regarding the proposed Transferee as the Landlord or its Mortgagee may request.

Section 11.02 Landlord Not to Unreasonably Withhold Consent

If the Landlord does not exercise its option under Section 11.03, then the Landlord shall not unreasonably withhold or delay consent to a proposed Transfer. The Tenant acknowledges that the Landlord agreed to enter into this Lease with the Tenant after the exercise of the Landlord’s own judgment and expertise in determining that the Tenant was a suitable tenant for the Office Component of the Project having regard to the size and nature of the Project, the Landlord’s substantial investment in the Office Component of the Project, and the business and personal characteristics of the Tenant. If a Transfer is proposed, the Landlord will similarly be entitled to exercise its own judgment and expertise in determining whether the proposed Transferee is acceptable to the Landlord and a suitable tenant for the Office Component of the Project. Without limiting the other instances in which it may be reasonable for the Landlord to withhold its consent to Transfer, it shall be reasonable for the Landlord to withhold its consent if:

(a)	in the Landlord’s judgment, the proposed Transferee’s financial condition, business experience or business plan are not satisfactory;

(b)	in the Landlord’s judgment, the proposed Transferee or any of its principals is not creditworthy;

(c)	in the Landlord’s judgment, the use of the Leased Premises by the proposed Transferee would violate this Lease, any covenant contained in any other lease or agreement affecting the Project or any applicable law;

(d)	the Landlord has experienced previous defaults by or is in litigation with the proposed Transferee or any of its principals or any other entity in which the proposed Transferee or any of its principals have had an interest;

(e)	the proposed Transferee is a Person with whom the Landlord is negotiating to lease space in the Office Component of the Project;

(f)	the proposed Transfer fails to comply with all of the terms and conditions of this Article XI;

(g)	the Tenant is in default of any obligation under this Lease or has been in default under this Lease on two (2) or more occasions during the two (2) years preceding the date that the Tenant requests consent; or

(h)	the Landlord does not receive sufficient information from the Tenant as to the proposed Transferee to enable it to make a determination concerning the matters herein set out.

The Tenant acknowledges that the Landlord shall not be liable to the Tenant in damages where, in giving good faith consideration to any request of the Tenant hereunder, it withholds its consent to a proposed Transfer.

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Section 11.03 Landlord’s Option

Within fifteen (15) days after the Landlord has received a request for consent to a Transfer and all information and documents required to be provided by the Tenant in connection with such request under Section 11.01, the Landlord shall notify the Tenant in writing either that (a) it consents or does not consent to the Transfer in accordance with the provisions and qualifications in this Article XI, or (b) it elects to cancel this Lease in preference to giving of such consent provided that this provision will not apply to a Transfer to an affiliate contemplated by Section 11.01 or the second paragraph in Section 11.05. If the Landlord elects to cancel this Lease as aforesaid, the Tenant shall notify the Landlord in writing within fifteen (15) days thereafter of the Tenant’s intention either to refrain from such Transfer or to accept the cancellation of this Lease. If the Tenant fails to deliver such notice within such period of fifteen (15) days, this Lease will thereby be terminated upon the later of the effective date of the proposed Transfer or the expiry of the said fifteen (15) day period. If the Tenant advises the Landlord that it intends to refrain from such Transfer, then the Landlord’s election to cancel this Lease as aforesaid shall become null and void.

Section 11.04 Terms and Conditions of Consent

If the Landlord consents to a Transfer, the Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent required to be paid pursuant to this Lease, but no acceptance by the Landlord of any payments by a Transferee shall be deemed to be an acceptance of the Transferee as tenant, or a release of the Tenant from the further performance by the Tenant of the covenants or obligations on the part of the Tenant herein contained. Any Transferee shall promptly execute an agreement directly with the Landlord agreeing to be bound by all of the terms, covenants and conditions contained in this Lease as if such Transferee had originally executed this Lease as tenant. Notwithstanding any Transfer, the Tenant shall be jointly and severally liable with the Transferee under this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease during the Term and any renewals or extensions thereof. The consent by the Landlord to any Transfer, if granted, shall not constitute a waiver of the necessity for such consent to any subsequent Transfer.

Section 11.05 Corporate Ownership

If the Tenant is a corporation or if the Landlord has consented to a Transfer of this Lease to a corporation, then any transfer or issue by sale, assignment, bequest, inheritance, operation of law or other disposition, or by subscription, from time to time of all or any part of the corporate shares of the Tenant or of any parent or subsidiary corporation of the Tenant or any corporation which is an associate or affiliate of the Tenant (as those terms are defined in the Company Act (British Columbia) and amendments thereto), which results in any change in the effective voting control of the Tenant by the Person or Persons holding such voting control at the date of execution of this Lease (or at the date a Transfer of this Lease to a corporation was permitted), shall be deemed to be a Transfer requiring the Landlord’s prior written consent. All the requirements, terms and conditions of this Article XI shall apply with respect thereto. The Tenant shall make available to the Landlord, or its lawful representatives, all corporate books and records of the Tenant for inspection at all reasonable times, in order to ascertain whether there has been any such change in control of the Tenant corporation.

However, this Section 11.05 shall not apply to the Tenant if and so long as (a) the Tenant is a public corporation whose shares are traded and listed on any recognized stock exchange in Canada or the United States; or (b) the Tenant is a private corporation but is controlled by a public corporation defined as aforesaid; so long as in either case prior to or as soon as reasonably possible after any such change of control of the Tenant, the Landlord receives assurances satisfactory to the Landlord that there will be continuity of the existing management of the Tenant, and of its business practices and policies (including those affecting the advertising and promotion of the business in the Leased Premises), notwithstanding any such change of control.

Section 11.06 Assignment by the Landlord

In the event of the sale, lease or disposition by the Landlord of the Project or any part thereof, or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder, and to the extent that the purchaser or assignee thereof assumes the covenants and obligations of the Landlord hereunder, the Landlord shall, thereupon and without further agreement, be freed and relieved of all liability with respect to such covenants and obligations.

Section 11.07 Penalty

If the Tenant effects or attempts to effect any Transfer or if there is a change in the effective voting control of the Tenant, in any such case without the prior consent of the Landlord as required herein, then in addition to and without limiting any other rights or remedies of the Landlord hereunder or at law, from and after the date of such Transfer or attempted Transfer or other act of the Tenant to and including the earlier of the date on which the

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Landlord’s consent thereto is obtained or the date this Lease expires or is otherwise terminated, the Tenant shall pay to the Landlord in addition to the Rent otherwise payable hereunder an amount equal to fifty percent (50%) of the Minimum Rental payable during such period, such sum to be due and payable in monthly instalments together with the Rent otherwise payable hereunder and for all purposes to be deemed to be Rent due and owing hereunder. Acceptance of such amount by the Landlord shall not be deemed to be consent or approval of the Transfer or other act of the Tenant, and the Landlord shall retain the right to withhold its consent in accordance with this Lease or to take such other action as is available to it. This provision shall be expressly binding upon the successors and assigns of the Tenant.

ARTICLE XII

Access and Alterations

Section 12.01 Right of Entry

(a)	The Landlord and its agents have the right, upon reasonable notice (except in the case of a real or apprehended emergency in which case notice is not required) to enter the Leased Premises at all times to examine the same and to make such repairs, alterations, changes, adjustments, improvements or additions to the Leased Premises or the Project or any part thereof or any adjacent property as the Landlord considers necessary or desirable, including, without limitation, the pipes, conduits, wiring, ducts and other installations of any kind in the Leased Premises where necessary to serve another part of the Project and for such purpose, the Landlord may take all material into and upon the Leased Premises which is required therefor without this constituting a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease or implied by law, provided the Landlord uses reasonable efforts to minimize disruption to the Tenant’s business. The Rent required to be paid pursuant to this Lease shall not abate or be reduced while any such repairs, alterations, changes, adjustments, improvements or additions are being made due to loss or interruption of business of the Tenant or otherwise, and the Landlord shall not be liable for any damage, injury or death caused to any Person, or to the property of the Tenant or of others located on the Leased Premises as a result of such entry.

(b)	The Landlord and its agents have the right on reasonable notice to enter the Leased Premises at all times to show them to prospective purchasers, lessees or mortgagees and during the twelve (12) months prior to the expiration of the Term such access to be exercised in a manner to minimize disruption to the Tenant’s business.

(c)	If the Tenant is not personally present to open and permit an entry into the Leased Premises at any time when for any reason an entry therein is necessary or permissible as a result of an emergency, real or apprehended, the Landlord or its agents may forcibly enter the same, without rendering the Landlord or such agents liable therefor, and without in any manner affecting the obligations and covenants of this Lease. Nothing herein contained, however, is deemed or construed to impose upon the Landlord any obligation, responsibility or liability whatsoever for the care, maintenance or repair of the Leased Premises, or any part thereof, except as otherwise herein specifically provided. The Tenant agrees that any entry by the Landlord upon the Leased Premises in accordance with this Section 12.01 is not a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease or implied by law.

Section 12.02 Excavation

If an excavation is made upon land adjacent to the Leased Premises, or is authorized to be made by the Landlord or its duly authorized representatives, the Tenant shall grant the Person making or authorized to make such excavation permission to enter upon the Leased Premises for the purpose of doing such work as the Landlord considers necessary to preserve the walls of the Project from injury or damage and to support the same in any appropriate manner, without giving rise to any claim for damages or indemnification against the Landlord or any diminution or abatement of Rent. The Tenant agrees that any entry made and any work undertaken by or on behalf of the Landlord pursuant to this Section 12.02 is not a re-entry or breach of any covenant for quiet enjoyment contained in this Lease or implied by law.

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ARTICLE XIII

Status Statement, Attornment and Subordination

Section 13.01 Status Statement

Within ten (10) days after written request therefor by the Landlord, or if upon any sale, assignment, lease or mortgage of the Leased Premises or the Project or any part thereof by the Landlord, a status statement is required from the Tenant, the Tenant shall deliver in a form supplied by the Landlord, a status statement or a certificate to any proposed mortgagee or purchaser, or to the Landlord, stating (if such is the case):

(a)	that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and identifying the modification agreements) or if this Lease is not in full force and effect, the certificate shall so state;

(b)	the Commencement Date;

(c)	the date to which Rent has been paid under this Lease;

(d)	whether or not there is any existing default by the Tenant in the payment of any Rent or other sum of money under this Lease, and whether or not there is any other existing or alleged default by either party under this Lease with respect to which a notice of default has been served and if there is any such default, specifying the nature and extent thereof;

(e)	whether there are any set-offs, defences or counterclaims against enforcement of the obligations to be performed by the Tenant under this Lease; and

(f)	with reasonable particularity, details respecting the Tenant’s and any Indemnifier’s financial standing and corporate organization.

Section 13.02 Subordination and Attornment

(a)	It is a condition of this Lease and the Tenant’s rights granted hereunder, that this Lease and all of the rights of the Tenant hereunder are, and shall at all times be, subject and subordinate to any and all underlying or ground leases including the Head Lease, mortgages, trust deeds and the charge or lien resulting from, or any instruments of, any financing, refinancing, or collateral financing and any renewals or extensions thereof from time to time in existence against the lands, buildings and improvements forming the Leased Premises, the Project or any part thereof. Upon request, the Tenant shall subordinate this Lease and all of its rights hereunder, in such form as the Landlord requires to any and all underlying or ground leases, mortgages, trust deeds or the charge or lien resulting from, and any instrument of, any financing, refinancing or collateral financing and to all advances made or hereafter to be made upon the security thereof, and, if requested, the Tenant shall attorn to the holder thereof.

(b)	The Tenant shall, if possession is taken under, or any proceedings are brought for the foreclosure of, or in the event of the exercise of the power of sale under any mortgage, charge, lease or sale and leaseback transaction, deed of trust, or the lien resulting from any other method of financing, refinancing or collateral financing made by the Landlord or otherwise in existence against the Leased Premises, the Project, or any part thereof, attorn to the Mortgagee, chargeholder, lessor, trustee, other encumbrancer or the purchaser upon any such foreclosure or sale and recognize such Mortgagee, charge, lessor, trustee, other encumbrancer or the purchaser as the Landlord under this Lease.

(c)	Notwithstanding the foregoing provisions, in the event the Landlord requires this Lease to be registered in priority to any underlying or ground lease, mortgage, trust deed or trust indenture which may now or at any time hereafter affect in whole or in part the Leased Premises, the Project, or any part thereof, and whether or not any such underlying or ground lease, mortgage, trust deed or trust indenture affects other premises as well, the Tenant covenants and agrees with the Landlord that the Tenant shall execute promptly upon request by the Landlord any certificate, priority agreement, or other instrument which may from time to time be requested to give effect thereto.

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(d)	Upon the Tenant’s written request and at the Tenant’s sole expense, the Landlord shall use reasonable efforts to obtain for the Tenant a non-disturbance agreement from any holder of a long-term mortgage, trust deed or other security instrument against the title to the Building in a form acceptable to such holder which agreement shall provide that the Tenant shall remain undisturbed in its possession of the Leased Premises so long as the Tenant performs all of the terms, covenants and conditions contained in this Lease to be performed by the Tenant.

Section 13.03 Attorney

The Tenant shall, upon request of the Landlord or the Mortgagee or any other Person having an interest in the Project execute and deliver promptly such instruments and certificates to carry out the intent of Section 13.02 as are requested by the Landlord.

Section 13.04 Financial Information ‘

The Tenant shall, upon request of the Landlord which request will be made only in the event of a default on the part of the Tenant, provide the Landlord with such information (such information being the financial statement of the Tenant and a corporate tree) as to the Tenant’s or the Indemnifier’s financial standing and corporate organization as the Landlord or the Mortgagee requires. Failure of the Tenant to comply with the Landlord’s request herein shall constitute a default under the terms of this Lease and the Landlord shall be entitled to exercise all of its rights and remedies provided for in this Lease.

ARTICLE XIV

Default

Section 14.01 Right to Re-Enter

If and whenever:

(a)	the Tenant fails to pay any Rent or other sums due hereunder on the day or dates appointed for the payment thereof; or

(b)	the Tenant fails to observe or perform any other of the terms, covenants or conditions of this Lease to be observed or performed by the Tenant (other than the terms, covenants or conditions set out below in subparagraphs (c) to (k), inclusive, for which no notice shall be required) provided the Landlord first gives the Tenant fifteen (15) days, or such shorter period of time as is otherwise provided herein, written notice of any such failure to perform and the Tenant within such period of fifteen (15) days fails to commence diligently and thereafter to proceed diligently to cure any such failure to perform; or

(c)	the Tenant or any Indemnifier of this Lease or any Person occupying the Leased Premises or any part thereof becomes bankrupt or insolvent or takes benefit of any act now or hereafter in force for bankrupt or insolvent debtors of files any proposal or makes any assignment for the benefit of creditors or any arrangement or compromise; or

(d)	a receiver or a receiver and manager is appointed for all or a portion of the Tenant’s property or any such Indemnifier’s or occupant’s property; or

(e)	any steps are taken or any action or proceedings are instituted by the Tenant or by any other party including, without limitation, any Court or governmental body of competent jurisdiction for the dissolution, winding-up or liquidation of the Tenant or its assets; or

(f)	the Tenant makes a sale of all or substantially all of its assets or any other sale of its assets out of the ordinary course of the Tenant’s business wherever such assets are situated (other than a sale made to an assignee or sublessee pursuant to a permitted assignment or subletting hereunder and pursuant to any applicable legislation); or

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(g)	the Tenant abandons or attempts to abandon the Leased Premises; or

(h)	the Leased Premises become and remain vacant for a period of five (5) consecutive days or are used by any Persons other than such as are entitled to use them hereunder; or

(i)	the Tenant assigns, transfers, encumbers, sublets or permits the occupation or use or the parting with or sharing possession of all or any part of the Leased Premises by anyone except in a manner permitted by this Lease; or

(j)	this Lease or any of the Tenant’s assets are taken under any writ of execution; or

(k)	re-entry is permitted under any other terms of this Lease,

then and in every such case the Landlord, in addition to any other rights or remedies it has pursuant to this Lease or by law, has the immediate right of re-entry upon the Leased Premises and it may repossess the Leased Premises and enjoy them as of its former estate, arid it may expel all Persons and remove all property from (he Leased Premises and such property may be removed and sold or disposed of by the Landlord as it deems advisable or may be stored in a public warehouse or elsewhere at the cost and for the account of the Tenant, all without service of notice or resort to legal process and without the Landlord being considered guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby.

Section 14.02 Right to Relet

If the Landlord elects to re-enter the Leased Premises as herein provided, or if it takes possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time without terminating this Lease make such alterations and repairs as are necessary in order to relet the Leased Premises, or any part thereof for such term or terms (which may be for a term extending beyond the Term) and at such Rent and upon such other terms, covenants and conditions as the Landlord in its sole discretion considers advisable. Upon each such reletting all Rent received by the Landlord from such reletting shall be applied, first to the payment of any indebtedness other than Rent due hereunder from the Tenant to the Landlord; second, to the payment of any costs and expenses of such reletting including brokerage fees and solicitor’s fees and of costs of such alterations and repairs; third, to the payment of Rent due and unpaid hereunder: and the residue, if any, shall be held by the Landlord and applied in payment of future Rent as the same becomes due and payable hereunder. If such Rent received from such reletting during any month is less than that to be paid during that month by the Tenant hereunder, the Tenant shall pay any such deficiency, which shall be calculated and paid monthly in advance on or before the first day of each and every month. No such re-entry or taking possession of the Leased Premises by the Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to the Tenant. Notwithstanding any such reletting without termination the Landlord may at any time thereafter elect to terminate this Lease for such previous breach. If the Landlord at any time terminates this Lease for any breach, in addition to any other remedies it may have, it may recover from the Tenant all damages it incurs by reason of Such breach, including the cost of recovering the Leased Premises, solicitor’s fees (on a solicitor and his client basis) and including the worth at the time of such termination of the excess, if any, of the amount of Rent and charges equivalent to Rent required to be paid pursuant to this Lease for me remainder of the stated Term over the then reasonable rental value of the Leased Premises for me remainder of the stated Term, all of which amounts shall be immediately due and payable by the Tenant to the Landlord. In any of the events referred to in Section 14.01 hereof, in addition to any and all other rights, including the rights referred to in this Section 14.02 and in Section 14.01 hereof, the full amount of the current month’s instalment of Minimum Rental and Additional Rental, and any other payments required to be made monthly hereunder, together with the next three (3) months instalments of Minimum Rental and the aggregate of such payments for the next three (3) months, all of which shall be deemed to be accruing due on a day-to-day basis, shall immediately become due and payable as accelerated Rent, and the Landlord may immediately distrain for the same, together with any arrears then unpaid.

Section 14.03 Expenses

If legal action is brought for recovery of possession of the Leased Premises, for the recovery of Rent or any other amount due under this Lease, or because of the breach of any other terms, covenants or conditions herein contained on the part of the Tenant to be kept or performed, and a breach is established, the Tenant shall pay to the Landlord all expenses incurred therefor, including a solicitor’s fee (on a full indemnity basis), unless a Court shall otherwise award.

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Section 14.04 Removal of Chattels

In case of removal by the Tenant of the goods and chattels of the Tenant from the Leased Premises, the Landlord may follow same for thirty (30) days in the same manner as is provided for in the Commercial Tenancy Act (British Columbia).

Section 14.05 Waiver of Exemption from Distress

The Tenant hereby agrees with the Landlord that notwithstanding anything contained in the Rent Distress Act (British Columbia) or the Commercial Tenancy Act (British Columbia) or any other Statute subsequently passed to take the place of or amend these said Acts, none of the goods and chattels of the Tenant at any time during the continuance of the Term hereby created on the Leased Premises shall be exempt from levy by distress for Rent in arrears by the Tenant as provided for by any Section or Sections of the said Acts or any amendments thereto, and that if any claim is made for such exemption by the Tenant or if a distress is made by the Landlord, this covenant and agreement may be pleaded as an estoppel against the Tenant in any action brought to test the right to the levying upon any such goods as are named as exempted in any Sections of the said Acts or any amendments thereto, the Tenant waiving, as it hereby does all and every benefit that could or might have accrued to the Tenant under and by virtue of any sections of the said Acts, or any amendments thereto but for this covenant

Section 14.06 Landlord’s Rights

If the Tenant fails to pay, when due, any amounts or charges required to be paid pursuant to this Lease, the Landlord, after giving five (5) days notice in writing to the Tenant, may, but shall not be obligated to, pay all or any part of the same. If the Tenant is in default in the performance of any of its covenants or obligations hereunder (other than the payment of Rent or other sums required to be paid pursuant to this Lease) the Landlord may from time to time after giving such notice as it considers sufficient (or without notice in the case of an emergency) having regard to the circumstances applicable, perform or cause to be performed any of such covenants or obligations, or any part thereof, and for such purpose may do such things as may be required, including, without limitation, entering upon the Leased Premises and doing such things upon or in respect of the Leased Premises or any part thereof as the Landlord reasonably considers requisite or necessary. All expenses incurred and expenditures made pursuant to this Section 14.06 plus a sum equal to fifteen percent (15%) thereof representing the Landlord’s overhead shall be paid by the Tenant as Additional Rental, or otherwise as may be the case forthwith upon demand. The Landlord shall have no liability to the Tenant for any loss or damage resulting from any such action or entry by the Landlord upon the Leased Premises under Articles XII or XIV and same is not a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease.

Section 14.07 Lien on Trade Fixtures

If the Tenant at any time throughout the Term or at the expiration or earlier termination of the Term is in default under any covenant or obligation contained in this Lease, the Landlord has a lien on fixtures, equipment and facilities of the Tenant as security against loss or damage resulting from any such default by the Tenant and said fixtures, equipment or facilities shall not be removed by the Tenant until such default is cured, unless otherwise permitted in writing by the Landlord. The provisions of this Section 14.07 shall survive the expiration of the Term or earlier termination of this Lease.

Section 14.08 Charges Collectible as Rent

If the Tenant is in default in the payment of any amounts or charges required to be paid pursuant to this Lease, they shall, if not paid when due, be collectible as Rent with the next monthly instalment of Minimum Rental thereafter falling due hereunder, but nothing herein contained is deemed to suspend or delay the payment of any amount of money at the time it becomes due and payable hereunder, or limit any other remedy of the Landlord. The Tenant agrees that the Landlord may, at its option, apply or allocate any sums received from or due to the Tenant against any amounts due and payable hereunder in such manner as the Landlord sees fit.

Section 14.09 Remedies Generally

Mention in this Lease of any particular remedy of the Landlord in respect of the default by the Tenant does not preclude the Landlord from any other remedy in respect thereof, whether available at law or in equity or by statute or expressly provided for in this Lease. No remedy shall be exclusive or dependent upon any other remedy, but the Landlord may from time to time exercise any one or more of such remedies generally or in combination, such remedies being cumulative and not alternative. Whenever the Tenant seeks a remedy in order to enforce the observance or performance of one of the terms, covenants and conditions contained in this Lease on the part of the Landlord to be observed or performed, the Tenant’s only remedy shall be for such damages as the Tenant shall be able to prove in a Court of competent jurisdiction that it has suffered as a result of a breach (if established)

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by the Landlord in the observance or performance of any of the terms, covenants and conditions contained in this Lease on the part of the Landlord to be observed or performed.

Section 14.10 Security Deposit

(a)	The Tenant has deposited with the Landlord, the sum specified in Section 1.00(j) (the “Security Deposit”), receipt of which is hereby acknowledged by the Landlord. The Security Deposit shall be held by the Landlord, without liability for interest. A portion of the Security Deposit shall be applied by the Landlord against the payment of Minimum Rental plus Goods and Services Tax accruing due for the first month of the Term with the balance to be held as security for the faithful performance by the Tenant of all of the terms, covenants and conditions of this Lease by the Tenant to be kept, observed and performed.

(b)	If at any time during the Term the Rent or other sums payable by the Tenant to the Landlord hereunder are overdue and unpaid, or if the Tenant fails to keep or perform any of the terms, covenants and conditions of this Lease to be kept, observed and performed by the Tenant, then the Landlord at its option may, in addition to any and all other rights and remedies provided for in this lease or by law, appropriate and apply the entire balance of the Security Deposit, or so much thereof as is necessary to compensate the Landlord for loss or damage sustained or suffered by the Landlord due to such breach on the part of the Tenant. If the entire balance of the Security Deposit, or any portion thereof is appropriated and applied by the Landlord for the payment of overdue rent or other sums due and payable to the Landlord by the Tenant hereunder, then the Tenant shall, upon written demand of the Landlord, forthwith remit to the Landlord a sufficient amount in cash to restore the Security Deposit to the original sum deposited, or the balance of the Security Deposit, as the case may be, and the Tenant’s failure to do so within five (5) days after receipt of such demand constitutes a breach of this lease. If the Tenant complies with all of the terms, covenants and conditions and promptly pays all of the rent and other sums herein provided and payable by the Tenant to the Landlord, the balance of the Security Deposit shall be returned in full to the Tenant without interest within ninety (90) days after the end of the Term, or within ninety (90) days after the earlier termination of the Term, as the case may be.

(c)	The Landlord may deliver the Security Deposit or the balance of the Security Deposit, as the case may be, to any purchaser of the Landlord’s interest in the Leased Premises or the Project, if such interest is sold and thereupon the Landlord is discharged from any further liability with respect to the Security Deposit or the balance Of the Security Deposit, as the case may be.

(d)	If the Tenant fails to execute and return this Lease to the Landlord within thirty (30) days from the Landlord or fails to take occupation of the Leased Premises by the Commencement Date, the Landlord may, at its sole option, terminate this Lease whereupon the Security Deposit shall be retained by the Landlord as liquidated damages on account of the Tenant’s default and not as a penalty.

ARTICLE XV

Miscellaneous

Section 15.01 Rules and Regulations

The Rules and Regulations adopted and promulgated by the Landlord from time to time are hereby made a part of this Lease as if they were embodied herein, and the Tenant shall comply with and observe the same. The Rules and Regulations existing at the Commencement Date are those contained in Schedule “D”. The Rules and Regulations may differentiate between different types of businesses, but the Rules and Regulations will be adopted and promulgated by the Landlord acting reasonably and in such manner as would a prudent landlord of reasonably similar building. The Tenant’s failure to keep and observe the Rules and Regulations constitutes a default under this Lease in such manner as if the same were contained herein as covenants. The Landlord reserves the right from time to time to amend or supplement the Rules and Regulations applicable to the Leased Premises or the Office Component. Notice of the Rules and Regulations and amendments and supplements, if any, shall be given to the Tenant and the Tenant shall thereupon comply with and observe all such Rules and Regulations provided that no Rules and Regulations shall contradict any term, covenants and conditions of this Lease or operate to increase the Tenant’s financial obligations contained herein. The Landlord is not responsible to the Tenant in the event of the

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non-observance or violation of any of such Rules and Regulations or of the terms, covenants or conditions of any other lease of premises in the Office Component and is under no obligation to enforce any such Rules and Regulations or terms, covenants or conditions.

Section 15.02 Intent and Interpretation

(a)	Obligations as Covenants - Each obligation or agreement of the Landlord or the Tenant expressed in this Lease, even though not expressed as a covenant, is considered to be a covenant for all purposes.

(b)	Captions and Section Numbers - The captions, section numbers, article numbers, and Table of Contents appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

(c)	Extended Meanings - The words “hereof”, “herein”, “hereunder” and similar expressions used in any Section or subsection of this Lease relate to the whole of this Lease and not to that Section or subsection only, unless otherwise expressly provided. The use of the neuter singular pronoun to refer to the Landlord or the Tenant is deemed a proper reference even though the Landlord or the Tenant is an individual, a partnership, a corporation or a group of two or more individuals, partnerships or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to either corporations, associations, partnerships, or individual, males or females, shall in all instance be assumed as though in each case fully expressed.

(d)	Partial Invalidity - If for any reason whatsoever any term, covenant or condition of this Lease, or the application thereof to any Person or circumstance, is to any extent held or rendered invalid, unenforceable or illegal, then such term, covenant or condition:

(i)	is deemed to be independent of the remainder of the Lease and to be severable and divisible therefrom, and its invalidity, unenforceability or illegality does not affect, impair or invalidate the remainder of the Lease or any part thereof; and

(ii)	continues to be applicable to and enforceable to the fullest extent permitted by law against any Person and circumstances other than those as to which it has been held or rendered invalid, unenforceable or illegal.

Neither party is obliged to enforce any term, covenant or condition of this Lease against any Person, if, or to the extent by so doing, such party is caused to be in breach of any laws, rules, regulations or enactments from time to time in force and nothing in this Lease entitles the Landlord to stipulate the price or price range at which any article or service is to be supplied, offered or advertised by the Tenant.

(e)	Entire Agreement - This Lease and the Schedules and Riders, if any, attached hereto form a part hereof together with the Rules and Regulations adopted and promulgated by the Landlord pursuant to Section 15.01 hereof, and set forth all the covenants, promises, agreements, conditions and understanding between the Landlord and the Tenant concerning the Leased Premises and there are no covenants, promises, agreements, conditions or understandings other than are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon the Landlord or the Tenant unless in writing and signed by the Tenant and two duly authorized representatives of the Landlord. By entering into this Lease, the Landlord does not represent or warrant, and specifically excludes representing and warranting that either:

(i)	any or all tenants of office premises in the Office Component will be required to sign identical or similar forms of leases as herein set out; or

(ii)	the Landlord will build further phases or additions to the Project

(f)	Governing Law - This Lease shall be construed in accordance with and governed by the laws of the Province of British Columbia.

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(g)	Time of the Essence - Time is of the essence of this Lease and of every part hereof.

(h)	Confidential Nature of Lease - The Tenant hereby agrees that this Lease is a confidential document and that it will make no use of this Lease or any provision hereof or information delivered to the Tenant except in connection with the tenancy created hereunder.

Section 15.03 Overholding - No Tacit Renewal

If the Tenant remains in possession of the Leased Premises after the end of the Term with the consent of the Landlord but without having executed and delivered a new lease, there is no tacit renewal of this Lease and the Term hereby granted, notwithstanding any statutory provisions or legal presumption to the contrary, and the Tenant shall be deemed to be occupying the Leased Premises as a Tenant from month to month at a monthly Minimum Rental payable in advance on the first day of each month equal to 150% the monthly amount of Minimum Rental payable during the last month of the Term, and otherwise, upon the same terms, covenants and conditions as are set forth in this Lease (including the payment of all Additional Rental), so far as these are applicable to a monthly tenancy.

Section 15.04 Successors

All rights and liabilities herein granted to, or imposed upon the respective parties hereto, extend to and bind the successors and assigns of the Landlord and the heirs, executors, administrators and permitted successors and assigns of the Tenant, as the case may be. No rights, however, shall ensure to the benefit of any assignee of the Tenant unless the assignment to such assignee has been approved by the Landlord in writing as provided in Section 11.01 hereof. If there is more than one Tenant, they are all bound jointly and severally by the terms, covenants and conditions herein.

Section 15.05 Tenant Partnership

If the Tenant is a partnership, (the “Tenant Partnership”) each Person who is presently a member of the Tenant Partnership, and each Person who becomes a member of any successor Tenant Partnership hereafter, shall be and continue to be liable jointly and severally for the full and complete performance of, and shall be and continue to be subject to, the terms, covenants and conditions of this Lease, whether or not such Person ceases to be a member of such Tenant Partnership or successor Tenant Partnership.

Section 15.06 Waiver

The waiver by the Landlord of any breach of any term, covenant or condition herein contained is not deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or of any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by the Landlord is not deemed to be a waiver of any preceding breach by the Tenant of any term, covenant or condition of this Lease, regardless of the Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No term, covenant or condition of this Lease is deemed to have been waived by the Landlord unless such waiver is in writing by the Landlord

All Minimum Rental and Additional Rental to be paid by the Tenant to the Landlord hereunder shall be paid without any deduction, abatement, set-off or compensation whatsoever (except for the Minimum Rental to the extent it may be abated pursuant to Section 10.01), and the Tenant hereby waives the benefit of any statutory or other rights in respect of abatement, set-off or compensation in its favour at the time hereof or at any future time,

Section 15.07 Accord and Satisfaction

No payment by the Tenant or receipt by the Landlord of a lesser amount than the monthly payment of Minimum Rental herein stipulated is deemed to be other than on account of the earliest stipulated Minimum Rental, nor is any endorsement or statement on any cheque or any letter accompanying any cheque or payment as Rent deemed an acknowledgment of full payment or an accord and satisfaction, and the Landlord may accept and cash such cheque or payment without prejudice to the Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

Section 15.08 Brokerage Commissions

Any brokerage commission with respect to this lease transaction shall be borne exclusively by the Landlord and the Landlord shall indemnify and hold the Tenant harmless from any and a claims with respect thereto.

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Section 15.09 No Partnership or Agency

The Landlord does not in any way or for any purpose become a partner of the Tenant in the conduct of its business, or otherwise, or a joint venturer or a member of a joint enterprise with the Tenant, nor is the relationship of principal and agent created.

Section 15.10 Force Majeure

Notwithstanding anything to the contrary contained in this Lease, if either party hereto is bona fide delayed or hindered in or prevented from the performance of any term, covenant or act required hereunder by reason of strikes, labour troubles; inability to procure materials or services; power failure; restrictive governmental laws or regulations; riots; insurrection; sabotage; rebellion; war; act of God; or other reason whether of a like nature or not which is not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such term, covenant or act is excused for the period of the delay and the party so delayed shall be entitled to perform such term, covenant or act within the appropriate time period after the expiration of the period of such delay. However, the provisions of this Section 15.10 do not operate to excuse the Tenant from the prompt payment of Minimum Rental, Additional Rental or any other payments required by this Lease.

Section 15.11 Notices

Any notice, demand, request or other instrument which may be or is required to be given under this Lease shall be delivered in person or sent by registered mail postage prepaid and shall be addressed:

(a)	if to the Landlord:

c/o Bentall Real Estate Services Limited Partnership

P.O. Box 49001

Suite 1800, Four Bentall Centre

1055 Dunsmuir Street

Vancouver, B.C. V7X 1B1

with a copy to the Regional Manager or to such other Person or at such other address as the Landlord designates by written notice; and

(b) if to the Tenant, at the Landlord’s option, to the Tenant’s head office address or as specified in Section 1.00(g).

Any such notice, demand, request or consent is conclusively deemed to have been given or made on the day upon which such notice, demand, request or consent is delivered, or, if mailed, then ninety-six (96) hours following the date of mailing, as the case may be, and the time period referred to therein commences to run from the time of delivery or ninety-six (96) hours following the date of mailing. Either party may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the giving of such notice, the address therein specified is deemed to be the address of such party for the giving of notices hereunder. If the postal service is interrupted or is substantially delayed, any notice, demand, request or other instrument shall only be delivered in person.

Section 15.12 No Option

The submission of this Lease for examination does not constitute a reservation of or option to lease for the Leased Premises and this Lease becomes effective as a lease only upon execution and delivery thereof by the Landlord and the Tenant.

Section 15.13 Registration

(a)

At the request of the Landlord or the Tenant and at the cost and expense of the Tenant, the Tenant may cause a short form of this Lease to be registered in the appropriate land title office in the Province of British Columbia. The short form lease shall be in a form and content acceptable to the Landlord, acting reasonably, provided the Tenant covenants and agrees to execute and deliver to the Landlord a registrable discharge of such short form lease forthwith upon this Lease expiring or otherwise being terminated (such covenant of the Tenant to survive the expiration or termination of this Lease), and further provided that all costs related to the

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preparation and registration of such short form of lease (including the cost of preparing any survey plans which may be required and all fees and taxes payable as a result of such registration) shall be borne solely by the Tenant.

(b)	In the event the Project is resurveyed upon completion of construction of the Project to correct any minor encroachment of the Project on adjoining lands and a new plan of the Project is filed in the appropriate land title office, the Tenant covenants and agrees with the Landlord to execute and deliver all plans and amendments to this Lease or the Schedules hereto and will from time to time and at all times hereafter upon the request of the Landlord and at the cost and expense of the Landlord make, do and execute all such further acts, deeds and assurances as may be required for resurveying the Project.

Section 15.14 Metric Conversion

If measurements are expressed in metric measure in this Lease, the following conversion factors apply. 1 metre = 3.2808 feet; 1 square metre = 10.7639 square feet; 1 foot = .3048 metres; and 1 square foot = .0929 square metres.

Section 15.15 Quiet Enjoyment

If the Tenant pays the Rent and other sums herein provided, and observes and performs all the terms, covenants and conditions on the Tenant’s part to be observed and performed, the Tenant is entitled to peaceably and quietly hold and enjoy the Leased Premises for the Term without interruption by the Landlord or any other Person lawfully claiming by, through or under the Landlord subject, nevertheless, to the terms, covenants and conditions of this Lease.

Section 15.16 Stratification

The Landlord shall have the right to stratify the Project or any component thereof, including without limitation the Leased Premises, by preparing and filing a Leasehold Strata Plan in accordance with the provisions of the Condominium Act (British Columbia). In the event of any such stratification, this Lease shall continue in full force and effect, unamended save as follows:

(a)	the Leased Premises shall be the appropriate strata lot shown on such Leasehold Strata Plan;

(b)	the bylaws, rules and regulations of the Strata Corporation shall apply with respect to the Common Areas and Common Facilities, and the Tenant shall observe and comply with such bylaws, rules and regulations as the same may be amended or substituted for from time to time to the same extent and in the same manner as if such bylaws, rules and regulations were Rules and Regulations hereunder;

(c)	the Tenant shall, upon request, execute and deliver to the Landlord a Tenant’s undertaking in the form prescribed pursuant to the Condominium Act (British Columbia); and

(d)	all usual assessments and levies payable by the Landlord to the Strata Corporation shall be deemed to form part of Operating Expenses described herein.

The Tenant agrees to enter into a written acknowledgement of the foregoing, if required by the Landlord or the Strata Corporation.

Section 15.17 Net Lease

The Tenant acknowledges and agrees that it is intended that this Lease is an absolutely net Lease to the Landlord, except as expressly herein set out, that the Landlord is not responsible during the Term for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Leased Premises, or the use and occupancy thereof, or the contents thereof or the business carried on therein, and the Tenant shall pay all charges, impositions, costs and expenses of every nature and kind relating to the Leased Premises except as expressly herein set out.

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ARTICLE XVI

Special Clauses

Section 16.01 Construction and Completion of the Leased Premises

Schedule “C” of this Lease sets out the respective obligations of the Landlord and the Tenant relating to the construction of the Leased Premises.

Section 16.02 Tenant Parking

Throughout the Term, the Landlord shall make available for the Tenant, to use at its option, up to eight (8) random parking stalls in the Parkade. The monthly rental rates for such parking stalls shall be based on the prevailing monthly rental rate, which is currently $80.00 per random parking stall per month plus applicable taxes, which monthly rental rates may be adjusted by the Landlord from time to time.

Section 16.03 Tenant Improvement Allowance

Provided the Tenant is not in default, the Landlord shall provide the Tenant with an improvement allowance which shall be solely applied to fixturing, modifying and moving the Leased Premises in the amount of $20.00 per square foot of Rentable Area of the Leased Premises plus Goods and Services Tax (the “Allowance”). Such Allowance to be payable after provision of satisfactory evidence of payment of all of the Tenant’s contractors in full by the Tenant including but not limited to a statutory declaration that all fees and payments resulting from the modification and fixturing of the Leased Premises have been made and provided this Lease has been fully executed and the Tenant has fully occupied the Leased Premises and commenced business operations therein. Any unused portion of the Allowance shall be applied by the Landlord against the payment of Rent first accruing due until it is fully absorbed.

Section 16.04 Tenant’s Right of Offer

The Tenant, provided it is in occupancy of the whole of the Leased Premises and is not in default under the terms of this Lease, shall have a one time right of offer, with respect to the premises located on the balance of the fourth (4th) floor of the Project (collectively the “Additional Premises”), on the terms and conditions and in the manner as follows:

(a)	Upon the Additional Premises becoming available for lease the Landlord will by written notice advise the Tenant of same, such notice to identify the premises in question.

(b)	Upon receipt of the Landlord’s written notice as set out above, the Tenant shall have seven (7) days to submit to the Landlord and offer to lease (the “Offer”) with respect to the Additional Premises, such Offer to contain the terms under which the Tenant would be prepared to lease the Additional Premises from the Landlord including, without limitation, the minimum rental payable and the term. Should the Tenant fail to submit an Offer to the Landlord within such seven (7) day period, this right of offer will cease to be of any force or effect with respect to the Additional Premises described in the Landlord’s notice.

(c)	Upon receipt of the Offer, the Landlord shall have seven (7) days to accept the same, and if the Landlord does so accept the Offer there will be a binding agreement to lease the Additional Premises between the Landlord and the Tenant on the terms set out in the Offer.

(d)	If the Landlord does not accept the Offer, the Landlord shall be entitled to lease the Additional Premises to third parties on terms no less favourable to the Landlord (accounting for the net effective rate to the Landlord). Notwithstanding the foregoing, if the Landlord is unable to lease the Additional Premises to a third party on terms not less favourable to the Landlord (accounting for the net effective rate to the Landlord) to those contained in the Offer, the Landlord will not lease the Additional Premises to any third party without first again giving the Tenant the opportunity to submit an Offer with respect to the same pursuant to this provision.

(e)

The provisions hereof shall not apply to any portion of the Additional Premises in connection with which it is the intention of the Landlord to lease the same to subsidiaries or associated companies or entities of the Landlord or its property or

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asset managers, or any portion of the Additional Premises in respect of which the Landlord temporarily or permanently relocates an existing tenant of the development for bona fide business reasons not initiated for the purpose of defeating the Tenant’s rights hereunder.

Section 16.05 Tenant’s Right of Early Termination

The Landlord and the Tenant covenant and agree that, if:

(a)	the Tenant is INTERNATIONAL VISION DIRECT LTD. and is itself in occupation of and conducting business in the whole of the Demised Premises;

(b)	the Tenant is not in default under the terms of this Lease; and

(c)	the Tenant gives the Landlord written notice six (6) months prior to the third (3rd) anniversary of the Commencement Date of its intention to terminate the Lease;

then the Tenant may on the third (3rd) anniversary of the Commencement Date terminate this Lease. In the event the Tenant terminates as aforesaid, the Tenant covenants and agrees to:

(d)	immediately vacate the Demised Premises in accordance with the terms of this Lease upon the third (3rd) anniversary of the Commencement Date; and

(e)	pay to the Landlord, any unamortized portion of the Allowance and leasing commission using a 10% discount factor.

If the Tenant fails to exercise the foregoing provision to terminate the Lease in accordance with this Section 16.05, or if the other conditions set out in this Section 16.05 are not satisfied, this provision to terminate the Lease shall be null and void. Notwithstanding the above, it is understood that the Tenant shall only exercise this option to terminate for bona fide business reasons and not for the purposes of renegotiating the terms of this Lease.

Section 16.06 Extension of Term

The Tenant, provided it has not exercised its right of early termination as provided by Section 16.05 hereof and further provided it has not been in material default during the Term, shall have one option to extend the Term of this Lease for a further period of five (5) years (the “Extended Term”), such option to be exercised upon twelve (12) months’ written notice to the Landlord, prior to the expiry of the initial Term, not to be given sooner than eighteen (18) months prior to expiry of the initial Term. The Extended Term shall be on the same terms and conditions as the initial Term except for Minimum Rental, any free rent allowance, fixturing period, tenant improvement allowance or other incentive or inducement and except for this option to extend.

The Minimum Rental payable by the Tenant during the Extended Term shall be negotiated and agreed upon between the parties prior to the commencement of the Extended Term based on the prevailing fair market Minimum Rental at the commencement of the Extended Term for similarly improved premises of similar size, quality, use and location in office buildings of a similar size, quality and location in the area known as the Broadway Corridor of Vancouver, British Columbia. Failing such agreement, then within two (2) months prior to the commencement of the Extended Term, Minimum Rental shall be determined by arbitration under the provisions of the Commercial Arbitration Act (British Columbia) and in

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accordance with this clause provided that the Minimum Rental payable shall not in any case be less than that payable by the Tenant during the last year of the initial Term.

IN WITNESS WHEREOF, the Landlord and the Tenant have signed and sealed this Lease.

THE LANDLORD: BTC PROPERTIES II LTD.		) ) ) ) ) ) )

Per:	/s/ Illegible

Per:	/s/ Illegible

THE TENANT:	) ) ) ) ) ) ) )
THE CORPORATE SEAL of INTERNATIONAL VISION DIRECT LTD. was hereunto affixed in the presence of:
/s/ IAN MUMMERY

Authorized Signatory
/s/ LOUISE MUMMERY

Authorized Signatory

I/We have the authority to the corporation

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SCHEDULE “A”

LEGAL DESCRIPTION OF THE LANDS

Parcel Identifier: 023-804-289

Lot 2

Block 350

District Lot 526

Group 1

New Westminster District

Plan LMP33768

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SCHEDULE”B”

PLAN OF THE OFFICE COMPONENT OF THE PROJECT

The purpose of this plan is to identify the approximate location of the Leased Premises in the Office Component. The Landlord reserves the right at any time to relocate, rearrange or alter the buildings and structures, other premises and Common Areas and Common Facilities, and all other portions of the Project, and with the consent of the Tenant, not to be unreasonably withheld, the Leased Premises from that shown on this plan.

SCALE = 1 : 250

DISTANCES IN METERS

NOTE LEASE AREA DEFINED BY

PARAMETERS AS LISTED IN BOMA 1996

STANDARDS

[GRAPHIC]

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SCHEDULE “C”

CONSTRUCTION OF THE LEASED PREMISES

TENANT’S WORK

The Tenant acknowledges and agrees that it is accepting possession of the Leased Premises in “as is, where is” condition. The Tenant further acknowledges and agrees that the Landlord has no responsibility or liability for making any renovations, alterations or improvements in or to the Leased Premises.

The Tenant shall be responsible for its own improvements to the Leased Premises and shall have a Fixturing Period (as defined in Section l.00(i)), for the purposes of fixturing, modifying and preparing the Leased Premises for the Tenant’s day to day business (the “Tenant’s Work”). Should the Tenant require additional utilities, additional heating, ventilation or air conditioning because of the nature of its business, in excess of those already provided to the Leased Premises, then the Tenant shall be responsible for the cost of installing and/or supplying such additional utilities, subject to the Landlord’s prior approval. The Tenant’s Work is subject to the Landlord’s prior written approval and shall be made in accordance with the 1508 West Broadway Tenant Guidelines manual. It is understood that the Landlord’s contractor shall be utilized for all changes to the mechanical, electrical and life safety systems. All costs associated with the Tenant’s Work shall be borne solely by the Tenant, including design and consultants’ fees. The Tenant will be responsible for obtaining all necessary approvals and building permits from regulatory authorities for the commencement and completion of the Tenant’s Work. No Tenant’s Work shall commence until the Landlord receives proof of the Tenant’s insurance. All terms of this Lease shall be applicable from the date the Tenant takes possession of the Leased Premises save for the payment of Rent which shall be payable as of the Commencement Date.

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LANDLORD’S WORK

The Tenant acknowledges and agrees that it is accepting possession of the Leased Premises in “as is, where is” condition. The Tenant further acknowledges and agrees that the Landlord has no responsibility or liability for making any renovations, alterations or improvements in or to the Leased Premises.

The Landlord makes no representation or warranty with respect to the usability of any existing phone lines and/or data cables within the Leased Premises. The Tenant, at its expense, shall be responsible for all modifications required to reuse such phone lines and/or data cables.

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SCHEDULE “D”

RULES AND REGULATIONS

1.	The sidewalks, entrances passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the Leased Premises.

2.	No awnings or other projections shall be attached to the outside walls of the Building. All curtains, blinds, shades, or screens attached to or hung in or used in connection with, any window or door of the Leased Premises shall be subject to the approval of the Landlord.

3.	No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any tenant on any part of the outside or inside of the Leased Premises or Building without the prior written consent of the Landlord. In the event of the violation of the foregoing by any tenant, the Landlord may remove same without any liability, and may charge the expense incurred by such removal to the Tenant or tenants violating this rule. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for each tenant by the Landlord at the expense of the tenant, and shall be of a size, colour and style acceptable to the Landlord.

4.	The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Project shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills.

5.	No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules without the prior written consent of the Landlord.

6.	The water and wash closets and other plumbing fixtures shall not be used for any purpose other that those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

7.	No tenant shall mark, paint, drill into, or in any way deface any part of the Leased Premises or the Building of which they form a part. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of the Landlord, and as the Landlord may direct. No tenant shall lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Leased Premises, and, if linoleum or other similar floor covering is desired to be used an interlining or builder’s deadening felt shall be first affixed to the floor, by a paste or other material soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

8.	No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Leased Premises, and, without the prior written consent of the Landlord, no cooking shall be done or permitted by the Tenant on the Leased Premises. No tenant shall cause or permit any unusual or objectionable odors to be produced upon or emanate from the Leased Premises.

9.	No space in the Office Component shall be used for manufacturing, for the storage of merchandise or for the sale of merchandise, goods or property of any kind at auction.

10.	No tenant shall make or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighbouring buildings or premises or those having business with them whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. No tenant shall throw anything out of the doors, windows or skylights or down the passageways.

11.	No tenant, nor any of the Tenant’s servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Leased Premises any inflammable, combustible or explosive fluid, chemical or substance.

12.	No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanism thereof. Each tenant must, upon the termination of his tenancy, restore to the Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys, so furnished, such tenant shall pay to the Landlord the cost thereof.

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13.	All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description must take place during the hours which the Landlord or its agent may determine from time to time. The Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

14.	Except as may be otherwise approved by the Landlord, the Tenant shall not occupy or permit any portion of the Leased Premises demised to him to be occupied as an office for a public stenographer or typewriter, or for the possession, storage, manufacture, or sale of liquor, narcotics, dope, tobacco in any form, or as a barber or manicure shop, or as an employment bureau, or engage or pay any employees on the Leased Premises, except those actually working for the Tenant on the Leased Premises, or advertise for labourers giving an address at the Leased Premises.

15.	Security Access Cards are required to enter the Office Component between 6:00 p.m. and 5:30 a.m. Monday to Friday and all day Saturday, Sunday and legal holidays.

The Landlord shall have the right to exclude from the Office Component during the times as mentioned in the previous paragraph, all persons who are not in possession of a current Security Card. The Tenant is responsible for issuing Security Cards and shall be responsible for all such Persons for whom he issues a Security Card and shall be liable to the Landlord for acts of such Persons.

In addition to the foregoing, the Landlord may require that any Person entering or leaving the Office Component at any time other than Business Hours identify himself and satisfy security measures prescribed by the Landlord from time to time. The Landlord may prevent any Person removing any goods therefrom without written authorization. The Landlord may institute a photo-identification or other security system, in which case identification cards or other necessary security devices must be obtained from the Landlord at the expense of the Tenant.

16.	The Leased Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

17.	The requirements of tenants will be attended to only upon application at the office of the Project. Project employees shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the Landlord.

18.	Canvassing, soliciting and peddling in the Project is prohibited and each tenant shall co-operate to prevent the same.

19.	There shall not be used in any space, or in the public halls of the Office Component, either by any tenant or by jobbers or others, in the delivery or receipt of merchandise, mail or other materials, any hand trucks, except those equipped with rubber tires and side guards. No hand trucks shall be used in passenger elevators or through the main lobby of the Project.

20.	There shall be no smoking within the Office Component other than in properly ventilated and clearly marked smoking areas, such restriction to include the areas directly in front of the entry and exit doors to the Building.

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